                                                FILED PURSUANT TO RULE 424(b)(3)
                                                  OF THE SECURITIES ACT OF 1933
                                                      REGISTRATION NO. 33-71504

                                ANNUAL APPENDIX

ANNUAL APPENDIX DATED
FEBRUARY 27, 2003 TO PROSPECTUS
DATED NOVEMBER 19, 1993, AS
SUPPLEMENTED THROUGH FEBRUARY 18, 2003.

                 Discover(R) Card Master Trust I, Series 1993-3

               6.20% Class A Credit Card Pass-Through Certificates 6.45% Class B Credit Card Pass-Through Certificates

                                  Discover Bank
                      Master Servicer, Servicer and Seller

         The following updates the prospectus dated November 19, 1993, as supplemented (the "prospectus"), used by Morgan Stanley DW Inc.; Morgan Stanley & Co. Incorporated, or MS&Co.; and Morgan Stanley International Limited, or MSIL, in connection with offers and sales of the Class A Certificates and the Class B Certificates in market-making transactions in which any of Morgan Stanley DW Inc., MS&Co., or MSIL acts as principal.

         INVESTING IN THE CERTIFICATES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9. WE REFER IN THE PROSPECTUS TO "SPECIAL CONSIDERATIONS"; PLEASE NOTE THAT THESE REFERENCES SHOULD BE TO "RISK FACTORS."

1.       GENERAL

         A series may be comprised of subseries, each of which may have different series investor interests, classes, interest rates, expected maturity dates, series termination dates, credit enhancement, investor accounts, revolving, accumulation, liquidation and amortization periods, amortization events and other provisions. For convenience, we refer throughout this annual appendix only to "series." However, for series comprised of subseries, each such reference should be read to include each subseries as if such subseries were an independent series and each term used with respect to a series should be read to refer to that term as defined for each subseries.

         If an amortization event occurs with respect to this series, the trust becomes obligated to apply principal collections allocated to this series on a monthly basis to repay the remaining principal amount of the certificates. We note, however, that the FDIC has taken the position, in connection with a credit card securitization not involving Discover Bank, that an amortization event related solely to the appointment of a receiver for the sponsoring bank is unenforceable. Additionally, in a footnote to an interagency advisory, the FDIC and other federal regulatory agencies indicated that this type of amortization event may be void or voidable under the Federal Deposit Insurance Act.

         Where we refer in the prospectus to Greenwood Trust Company, or Greenwood, please note that Greenwood has changed its name to Discover Bank.

         Where we refer in the prospectus to Discover Card Services, Inc., or DCSI, please note that DCSI has changed its name to Discover Financial Services, Inc., or DFS.

         Where we refer in the prospectus to CEDEL, please note that CEDEL has changed its name to Clearstream Banking.

         Where we refer in the prospectus to Morgan Stanley Dean Witter & Co. please note that Morgan Stanley Dean Witter & Co. has changed its name to Morgan Stanley.

         We use many terms in this annual appendix without capitalization, even though those terms were capitalized in the prospectus. The capitalized and lower case revisions of these terms are interchangeable. In addition, we use the term "certificate" in this annual appendix, while we use the term "Investor Certificate" in the prospectus for the same concept.

         Where we refer in the prospectus to the Trustee, we mean U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association), its successors and assigns.

         On May 31, 1997, Dean Witter, Discover & Co., and Morgan Stanley Group Inc. consummated their merger. Dean Witter, Discover & Co., the indirect parent of Discover Bank, is the surviving corporation in the merger and continued its corporate form under the name "Morgan Stanley Dean Witter & Co." Morgan Stanley Dean Witter & Co. has recently changed its name to Morgan Stanley.

         Morgan Stanley DW Inc., MS&Co., and MSIL are wholly owned subsidiaries of Morgan Stanley. Morgan Stanley DW Inc., MS&Co., MSIL and other affiliates of Discover Bank may use the prospectus in connection with offers and sales of the securities described in the prospectus in the course of their businesses as broker-dealers. Morgan Stanley DW Inc., MS&Co., MSIL and these other affiliates may act as principal or agent in these transactions. If they sell these securities, they will sell them at varying prices related to prevailing market prices at the time of sale or otherwise. None of Morgan Stanley DW Inc., MS&Co., MSIL or any other affiliate is obligated to make a market and each may discontinue any market-making activities at any time without notice.

         The trust currently has outstanding thirty-four series of certificates in Group One, one series of which is comprised of three subseries. "Annex A -- Other Series" summarizes the terms of these series.

2.       REPORTS TO INVESTOR CERTIFICATEHOLDERS

         Delete the first sentence under the heading "Reports to Investor Certificateholders" on page 3 of the prospectus and replace with the following:

               You may obtain monthly and annual reports containing information about the trust, prepared by the master servicer, free of charge by calling 302-323-7434.

3.       RISK FACTORS

         Delete the heading and the text beginning with the heading "Special Considerations" on pages 9-16 and replace them in their entirety with the following:

                                  RISK FACTORS

INVESTOR RISK OF LOSS

         You will only receive payments of interest and principal on your certificates to the extent that the trust has funds available to make these payments. The trust will allocate charged-off receivables to your certificates each month, and will reimburse you for those charge-offs, only to the extent that the trust has funds available to make those reimbursements. You should review the cash flow provisions described in "Description of the Investor Certificates--Allocations, Reallocations and Subordination of Collections" and "Description of the Investor Certificates -Distributions of Collections and Application of Collections and Certain Other Amounts" to understand the priority in which the trust allocates its assets to pay interest and principal and to reimburse charge-offs on this series and other series. To the extent the trust cannot fully reimburse your charge-offs, the aggregate amount of principal you ultimately receive will be less than the face amount of your certificates, and the amount of collections allocated to you and interest paid to you in any month may also be reduced.

LIMITED CREDIT ENHANCEMENT

         The credit enhancement for the Class A Certificates is limited by the available subordinated amount and the amount of shared credit enhancement in the cash collateral account. The credit enhancement for the Class B Certificates is limited by the amount on deposit in the cash collateral account, the maximum amount that can be on deposit in that account and the Class A's prior interest in the shared credit enhancement. If you own a certificate and all of your credit enhancement has been used, you will bear directly the credit and other risks associated with your investment in the trust.

SUBORDINATION OF CLASS B CERTIFICATES

         The Class B Certificates will be subordinated to the Class A Certificates. The trust will generally pay interest on the Class A Certificates before it pays interest on the Class B Certificates, and will not pay Class B principal until it has paid Class A principal in full. The Class B investors will generally absorb losses relating to charged-off receivables and shortfalls in finance charge collections before the Class A investors. If receivables had to be sold, the net proceeds of that sale available to pay principal on the certificates would be paid first to the Class A investors before any remaining net proceeds would be available for payments due to the Class B investors. Accordingly, if you own a Class B Certificate, you are less likely to receive all payments of interest and principal than an investor in the Class A Certificates. For more information about the subordination provisions, see "Description of the Investor Certificates -- Allocations, Reallocations and Subordination of Collections - Subordination of Class B Certificates" and "Description of the Investor Certificates -Distributions of Collections and Application of Collections and Certain Other Amounts."

RATING OF THE CERTIFICATES

         Ratings assigned by a rating agency to the certificates of this series are not a recommendation for you to purchase, hold or sell the certificates. The ratings do not reflect market price or whether the certificates are suitable for your investment. The ratings address timely payment of interest and ultimate payment of principal, but do not address timely payment of principal. The ratings may not remain in effect and the rating agencies may lower or entirely withdraw their ratings at any time if they determine that a reduction or withdrawal of their ratings is appropriate.

DETERIORATIONS IN TRUST PERFORMANCE OR RECEIVABLES BALANCE COULD CAUSE AN AMORTIZATION EVENT

         If the trust's finance charge collections for your series and your group are less than the interest expense, servicing fees, charge-offs and credit enhancement fees for your series and your group, averaged over a three-month period, an amortization event for your series will occur. If the level of receivables in the trust declines because cardmembers generate fewer new receivables on their accounts, and Discover Bank cannot add enough receivables from other accounts or interests in other pools of credit card receivables to maintain the required minimum level of receivables in the trust, an amortization event will also occur. The following five factors could cause trust performance to deteriorate or could cause the receivables balance in the trust to decline:

(1)      DISCOVER BANK MAY CHANGE TERMS OF THE ACCOUNTS

         Discover Bank transfers receivables, but not accounts, to the trust. As owner of any account, Discover Bank has the right to determine the rate for periodic finance charges, to alter the account's minimum required monthly payment, to change the account's credit limit and to change various other account terms. If periodic finance charges or other fees decrease, the trust's finance charge collections and the effective yield on the receivables could also decrease. In addition, if Discover Bank increases credit limits on accounts, charged-off amounts might increase and the levels of receivables in the trust and in the Discover Card portfolio might decrease. The Discover Platinum Card, introduced in late December 1998, and the Discover Gold Card, introduced in August 2000, offer cardmembers credit limits that may be substantially higher, and impose periodic finance charges that in some cases are lower, than those available with a classic Discover Card.

         Except as described in this paragraph, the pooling and servicing agreement does not restrict Discover Bank's ability to change the terms of accounts or receivables. Discover Bank may decide, because of changes in the market place or applicable laws, or as a prudent business practice, to change the terms of some or all of its Discover Card accounts. Discover Bank may not change the terms governing an account designated for the trust unless it changes the terms of its other accounts of the same general type and as to which the cardmembers reside in a particular affected state or similar jurisdiction. Changes to account terms may not, however, affect the accounts designated for the trust to the same degree as they affect Discover Bank's other accounts. Sellers other than Discover Bank will be able to change accounts terms in the same circumstances and subject to the same limitations as Discover Bank.

(2) INTEREST ON THE RECEIVABLES AND INTEREST ON THE CERTIFICATES ACCRUE AT DIFFERENT RATES

         Some of the receivables in the trust will accrue periodic finance charges at the prevailing prime rate plus a margin, while the certificates of this series accrue interest at fixed rates. Changes in the prime rate may result in a higher or lower spread between the amount of finance charge collections on the receivables and the amounts of interest payable on your certificates and other amounts required to be funded out of finance charge collections.

(3)      PAYMENTS, GENERATION OF RECEIVABLES AND MATURITY

         Cardmembers may pay the receivables at any time and in any pattern, and they may decide not to create additional receivables in their accounts. Cardmembers' credit use and payment patterns may change because of many social, legal and economic factors, including the rate of inflation and relative interest rates offered for various types of loans, and legislative change. Discover Bank's ability to compete in the credit card industry at any point in time will affect how cardmembers pay existing receivables and how they generate new receivables that Discover Bank can convey to the trust. In addition, if convenience use increases -- more cardmembers pay their receivables within the grace period to avoid all finance charges on purchases of merchandise and services -- then the effective yield on the receivables in the trust might decrease. Conversely, the terms governing the accounts require only a minimum monthly payment, and if cardmembers repay a smaller percentage of their balances than they currently repay each month, the trust may not be able to make scheduled principal payments to you on a timely basis. Heightened levels of consumer debt, large numbers of personal bankruptcies and a weakened national economy may cause increases in delinquencies in, and charge-offs of, the receivables in the trust. Any delay in the trust's payment of principal with respect to your series will extend the period during which charged-off receivables may be allocated to your certificates.

(4)      COMPETITION IN THE CREDIT CARD INDUSTRY

         The credit card industry in which the Discover Card competes is highly competitive. Competition in the credit card industry affects Discover Bank's ability to obtain applicants for Discover Card accounts, to encourage cardmembers to use accounts and, through its arrangements with Discover Financial Services, Inc., to persuade service establishments to accept the Discover Card. If Discover Bank does not compete successfully in these areas, the level of receivables in the trust and in the Discover Card portfolio may decline.

         The competition in the credit card industry focuses on features and financial incentives of credit cards such as annual fees, finance charges, rebates and other enhancement features. The market includes:

         o bank-issued credit cards, including co-branded cards issued by banks in cooperation with industrial, retail or other companies, and affinity cards issued by banks in cooperation with organizations such as universities and professional groups, and

         o        charge cards issued by travel and entertainment companies.

Many bank credit card issuers have instituted balance transfer programs that offer a favorable annual percentage rate or other financial incentives for a specified length of time on any portion of account balances transferred from outstanding account balances maintained on another credit card. The vast majority of the bank-issued credit cards bear the Visa or MasterCard service mark and are issued by the many banks that participate in one or both of the national bank card networks operated by Visa U.S.A., Inc. and MasterCard International Incorporated. The Visa and MasterCard associations have been in existence for more than 30 years. Cards bearing their service marks have worldwide acceptance by merchants of goods and services and recognition by consumers and the general public. Co-branded credit cards, which offer the cardholder certain benefits relating to the industrial, retail or other business of the bank's co-branding partner, such as credits towards purchases of airline tickets or rebates for the purchase of an automobile, and affinity cards, which give cardholders the opportunity to support and affiliate with the affinity partner's organization and often provide other benefits, both currently represent a large segment of the bank-issued credit card market. American Express Company, which has been issuing cards since 1958, issues the majority of travel and entertainment cards. Travel and entertainment cards differ in many cases from bank cards in that they generally have no pre-established credit limits and have limited provisions for repayment in installments. The Discover Card, which Discover Bank introduced nationwide in 1986, competes with general purpose credit cards issued by other banks and with travel and entertainment cards. In late December 1998, Discover Bank introduced the Discover Platinum Card and in August 2000, Discover Bank introduced the Discover Gold Card to compete with gold, platinum and other premium credit, travel and entertainment cards of other issuers.

(5)      CONSUMER PROTECTION LAWS AND REGULATIONS

         Discover Bank must comply with federal and state consumer protection laws and regulations in connection with making and enforcing consumer loans such as credit card loans, including the loans in the trust. These laws and regulations and applications or interpretations thereof, including any changes to these laws and regulations, could adversely affect Discover Bank's ability to collect on the receivables in the trust or to maintain previous levels of monthly periodic finance charges. For example, on January 8, 2003, the Federal Financial Institutions Examination Council issued guidance on account management and loss allowance practices for credit card lending, which addresses credit line management, overlimit practices, workout and forbearance practices and income recognition and loss allowance practices. Discover Bank is in the process of reviewing and assessing the impact of this recently issued guidance to ensure that the guidance is properly integrated into its existing policies, practices and systems and that Discover Bank is in compliance with the guidance. Discover Bank does not believe, at this time, that the guidance will have a material adverse effect on its financial position or results of operations, or on the receivables in the trust. If Discover Bank does not comply with these laws and regulations, it may not be able to collect the receivables. These laws and regulations will also apply to any other servicer of the receivables, with the same possible effects. Discover Bank has agreed that, if:

         o it has not complied in all material respects with the legal requirements that applied to its creation of a receivable included in the trust,

         o it does not cure its noncompliance in a specified period of time, and

         o the noncompliance has a material adverse effect on the trust's interest in all of the receivables in the trust,

Discover Bank will purchase all receivables in the affected accounts. Discover Bank does not anticipate that the trustee will examine the receivables or the records relating to the receivables to determine whether they have legal defects or for any other purpose.

EFFECTS OF AN AMORTIZATION EVENT

         If an amortization event occurs with respect to this series:

         o you may receive payments of principal earlier than you expected;

         o you may not receive all principal payments by the expected maturity date for your certificates;

         o we cannot predict how much principal the trust will pay you in any month or how long it will take to pay your invested amount in full; and

         o the risk that you will not receive full interest payments or that you will not receive an aggregate amount of principal equal to the face amount of your certificates will increase.

LIMITED ABILITY TO RESELL CERTIFICATES

         We anticipate that the underwriters will make a market in the certificates. A secondary market, however, may not develop. If a secondary market does develop, it might not continue until your certificates mature, or it might not be sufficiently liquid to allow you to resell any of your certificates.

SECURITY INTERESTS AND INSOLVENCY RELATED MATTERS

         The trust's interest in the receivables may be impaired if the trustee does not have a perfected security interest in the receivables pursuant to the Uniform Commercial Code in effect in Delaware. A security interest under the UCC includes an interest in personal property that secures payment of an obligation and any interest of a buyer of accounts such as the receivables.

         Discover Bank has taken certain actions to perfect the trust's interest in the receivables, including filing notices of the trust's interest with the Secretary of State of Delaware. In general, a security interest in receivables is perfected against Discover Bank if it can be enforced not only against Discover Bank but also against creditors of Discover Bank that might want to claim those receivables. Typically, a security interest in receivables is perfected by notice such as through a filing. Unless the trustee files continuation statements within the time specified in the UCC to continue the perfection of the security interest of the trust in the receivables, the perfection of the security interest will lapse. More than one person can have a perfected security interest in the same receivables, and the person with the higher priority, which is determined by statute, will have the first claim to the property. Because priority is determined by statute, a tax or statutory lien on Discover Bank's property may have priority over the trust's interest in the receivables.

         Discover Bank, as servicer, will receive cash collections each month for the account of the trust and may use those cash collections until it distributes them on the distribution date in the following month. The trust may not have a perfected security interest in any collections that Discover Bank has not deposited in the collections account for the trust.

         Discover Bank may add to the trust receivables in credit accounts other than accounts originated by Discover Bank, in which case the trust may have additional sellers and servicers. The trustee must take certain actions to perfect the trust's interest in these receivables as well, and they will be subject to the same risks as the Discover Bank receivables, namely that the perfection of the security interest will lapse, or that a tax or statutory lien on the seller's property may have priority over the trust's interest. Similarly, the servicers of these receivables may use cash collections they receive each month in the same manner and subject to the same conditions as Discover Bank. The trust may not have a perfected security interest in any collections that the servicers have not deposited in the collections account for the trust.

LITIGATION

         Discover Bank is involved in various legal proceedings in the ordinary course of its business. Discover Bank does not believe that any of these proceedings will have a material adverse effect on Discover Bank's financial condition or on the receivables in the trust. Discover Bank cannot assure you, however, about the effect of these proceedings.

LEGISLATION

         The Competitive Equality Banking Act of 1987, or CEBA, as amended by the Gramm-Leach-Bliley Financial Modernization Act of 1999, limits the ability of nonbanking companies, such as Morgan Stanley and NOVUS Credit Services Inc., to own banks. However, CEBA permits any nonbanking company that owned a bank on March 5, 1987 to retain control of the bank. Morgan Stanley and NOVUS are permitted to retain control of Discover Bank under CEBA, as amended. CEBA, as amended, provides that if Morgan Stanley, NOVUS or Discover Bank fails to comply with certain statutory restrictions, Morgan Stanley and NOVUS will be required to divest control of Discover Bank or to become a bank holding company subject to regulation by the Federal Reserve Board. Morgan Stanley and NOVUS may avoid divestiture of Discover Bank or becoming a bank holding company by curing the CEBA violation within 180 days of notice from the Federal Reserve Board of the violation or by submitting a plan to the Federal Reserve Board within 180 days of the notice to cure the CEBA violation in a timely manner, not to exceed one year. Discover Bank believes, however, that in light of the programs it has in place, the limitations of CEBA will not have a material impact on Discover Bank's ability to service, or maintain the level of, the receivables in the trust. In addition, future federal or state legislation, regulation or interpretation of federal or state legislation or regulation could adversely affect the business of Discover Bank or the relationship of Morgan Stanley or NOVUS with Discover Bank.

ISSUANCE OF ADDITIONAL SERIES

         The trust may issue additional series of certificates or, if permitted by the series supplements for those series, increase existing series without your consent, and Discover Bank and the trust will not request your consent to issue new series or increase existing series. The trustee will authenticate and deliver a new series of certificates or additional certificates only if Standard & Poor's and Moody's have confirmed that they will not reduce or withdraw the rating of any class of any series outstanding at the time of the new issuance because of the new issuance. If the trust does issue one or more additional series, those series may impact the timing and amount of payments you receive on this series.

ADDITION OF ACCOUNTS

         Discover Bank may designate additional accounts, the receivables in which will be transferred to the trust. It may also designate interests in other pools of credit card receivables for inclusion in the trust. The additional accounts may be Discover Card accounts originated by Discover Bank or an affiliate of Discover Bank, and they may be newly originated accounts. If the accounts are not originated by Discover Bank, they may be serviced by their originator, and the risks discussed above under the headings "--Security Interests and Insolvency Related Matters" and "--Consumer Protection Laws and Regulations" will apply to the new originator and servicer to the same extent that they apply to Discover Bank. Because any additional accounts or accounts underlying interests in other pools of receivables may not be accounts of the same type as the accounts already included in the trust, the additional accounts:

         o        may contain a higher proportion of newly originated accounts,

         o may include accounts originated using criteria different from the criteria Discover Bank used in the accounts already in the trust,

         o may not be of the same credit quality as the accounts already included in the trust,

         o may have different terms than the accounts already included in the trust, including lower periodic finance charges, which may reduce the average yield on the receivables in the trust, and

         o may include accounts for which the cardmembers pay receivables at a slower rate, which could delay principal payments to you.

HISTORICAL INFORMATION

         All of the information describing the composition and historical performance of the Discover Card accounts in this prospectus reflects the composition and historical performance of the Discover Card portfolio and not that of the trust accounts, except as presented under "The Accounts--Composition of the Accounts" and where otherwise noted. The historical performance of the Discover Card portfolio may not be representative of its future performance in all material respects.

4.       THE DISCOVER CARD BUSINESS

         a. Delete the text under the heading "The Discover Card Business" on pages 16-19 and substitute the following:

         GENERAL

                  Discover Bank has conveyed Receivables to the trust pursuant to the Pooling and Servicing Agreement. These Receivables were generated from transactions made by holders of the Discover(R) Card, a general purpose credit and financial services card. The Receivables conveyed to the trust before the date of this annual appendix include only receivables arising under accounts in the Discover Card portfolio, although at a later date Discover Bank may add other receivables to the trust that do not arise under accounts in the Discover Card portfolio. In this annual appendix, we present information about both (1) the Discover Card portfolio generally, in which case we refer to "receivables" and "the accounts" in which they arise, and (2) the pool of Receivables that Discover Bank has conveyed to the trust, in which case we refer to the "Receivables" and the "Accounts" in which they arise. When we refer to the Discover Card in this section entitled "The Discover Card Business" we are referring to the classic Discover Card, the Discover Gold Card and the Discover Platinum Card, all of which are issued by Discover Bank. In addition, except where we specifically refer to classic Discover Card accounts, Discover Gold Card accounts or Discover Platinum Card accounts, references to Discover Card accounts include all three of these types of accounts. With the exception of the small number of Discover Card Corporate Cards issued by an affiliate of Discover Bank, Discover Bank is the sole issuer of credit cards bearing the DISCOVER service mark. Discover Bank has also issued, and may from time to time introduce, additional general purpose credit cards.

                  Discover Bank first issued the classic Discover Card in regional pilot markets in September 1985, and began distributing the Discover Card nationally in March 1986. In late December 1998, Discover Bank began issuing the Discover Platinum Card, a Discover Card with additional features and benefits. In August 2000, Discover Bank began issuing the Discover Gold Card, a Discover Card that also has additional features and benefits. The Discover Card gives cardmembers access to a revolving line of credit. Each cardmember can use his or her Discover Card to purchase merchandise and services from participating service establishments. Holders of the Discover Card can also obtain cash advances at automated teller machines and at certain other locations throughout the United States. Cardmembers can also obtain cash advances by writing checks against their accounts. The number of service establishments that accept the Discover Card has continued to increase. There are currently over 4 million merchants and cash advance locations that accept the Discover Card. As of November 30, 2002, there were 43.1 million Discover Card accounts with 51.7 million cardmembers.

                  Cardmembers are generally subject to account terms and conditions that are uniform from state to state. See "The Accounts - Billing and Payments." In all cases, the cardmember agreement governing the terms and conditions of the account permits Discover Bank to change the credit terms, including the rate of the periodic finance charge and the fees imposed on accounts, upon 15 days' prior notice to cardmembers. Discover Bank assigns each Discover Card account a credit limit when it opens the account. After the account is opened, Discover Bank may increase or decrease the credit limit on the account, at Discover Bank's discretion, at any time. The credit limits on classic Discover Card accounts generally range from $1,000 to $10,000, although on a case-by-case basis Discover Bank will consider authorizing higher or lower limits. The credit limits on Discover Gold Card accounts are a minimum of $1,000 and can range up to $50,000. The credit limits on Discover Platinum Card accounts are a minimum of $5,000 and can range up to $100,000. Currently, Discover Bank will not grant cash advances that exceed, in the aggregate, an amount equal to 50% of the cardmember's credit limit.

                  Discover Bank offers various features and services with the Discover Card accounts. One feature is the Cashback Bonus(R), where Discover Bank pays cardmembers who hold classic Discover Cards or Discover Platinum Cards a percentage of their purchases calculated based on twelve successive monthly billing periods. This "Traditional Cashback Bonus" increases as the cardmember's purchases increase during the year, up to 1.0% if the purchases during the coverage period exceed $3,000.

                  Under the Cashback Bonus program, purchases made at certain warehouse clubs or discount stores will be limited to a Cashback Bonus award of 0.25% of the cardmember's purchases during the coverage period, regardless of the amount of purchases. Cardmembers may also be offered, from time to time, other Cashback Bonus awards (i.e., by making a purchase or obtaining a service at a specific merchant), the terms of which will be disclosed in the offer.

                  Cardmembers' accrued Traditional and other Cashback Bonus awards are recorded in a "Cashback Bonus Account" from which cardmembers may redeem Cashback Bonus awards at any time in increments of $20. No such amounts are paid from the property of the trust. A cardmember may choose the manner in which its Cashback Bonus award is disbursed, including a credit to the cardmember's account, a check that is mailed to the cardmember, an exchange of the Cashback Bonus award for certain products or services or a donation to one or more supported charities. The Cashback Bonus program applies to both classic Discover Card and Discover Platinum cardmembers and allows cardmembers with either type of card to double their Cashback Bonus if the awards are redeemed for products or services at specific merchants. Discover Bank offers cardmembers holding the Discover Platinum Card certain additional features and services, such as rental insurance coverage and higher travel accident insurance coverage.

                  Discover Bank also offers Discover Gold cardmembers travel accident insurance coverage, rental insurance coverage and a separate awards program entitled Discover Gold Rewards, which provides cardmembers with a $20 award for every $2,000 in purchases up to $6,000 and a $10 award for every $2,000 in purchases over that amount, with a maximum total annual award of $500.

                  Discover Bank applies variable rates of finance charges to account balances arising from purchases of merchandise and services in some Discover Card accounts, which rates are based on the prevailing prime rate plus a margin, and applies fixed rates to account balances arising from the purchase of merchandise and services in the remainder of the Discover Card accounts. Discover Bank generally applies fixed rates to account balances arising from cash advances for all Discover Card accounts. See "The

         Accounts - Billing and Payments." Discover Bank also offers cardmembers money market deposit accounts, called Discover Saver's Accounts, and time deposits, called Discover Card CDs. These deposit products offer competitive rates of interest and are insured by the FDIC. To differentiate the Discover Card in the marketplace, and to increase accounts, balances and cardmember loyalty, Discover Bank from time to time tests and implements new offers, promotions and features of the Discover Card.

                  Discover Bank, either through its processing arrangements with its affiliate, DFS, or through processing agreements with credit card processing facilities of unaffiliated third parties, performs all the functions required to service and operate the Discover Card accounts. These functions include soliciting new accounts, processing applications, issuing new accounts, authorizing and processing transactions, billing cardmembers, processing payments, providing cardmember service and collecting delinquent accounts. Discover Bank and DFS maintain multiple operations centers across the country for servicing cardmembers. DFS also maintains an additional operations center to process accounts that Discover Bank has charged off as uncollectible.

                  DFS has made enhancements in its customer services. Cardmembers may register their account on-line with the Discover Card Account Center which offers a menu of free e-mail notifications or reminders to regularly inform cardmembers about the status of their accounts through the Discover Inter@ctive(R) feature. Types of notifications include reminders that a cardmember's credit limit is being approached or that a minimum payment is due. In addition, cardmembers may view detailed account information on-line, such as recent transactions and account payments. Cardmembers may pay their Discover Card bills on-line via the SmartCheck(SM) payment option at no cost and receive exclusive discounts and special Cashback Bonus(R) awards by shopping on-line at the Internet ShopCenter(SM). The Discover Deskshop(SM) 3.0 virtual credit card also offers cardmembers the ability to use a single-use credit card number (a unique credit card number used for purchases at a single website) for online purchases so that cardmembers never have to reveal their actual credit card number online.

                  DFS has established arrangements with service establishments to accept the Discover Card for cash advances and as the means of payment for merchandise and services. Discover Bank contracts with DFS to have cards issued by Discover Bank, including the Discover Card, accepted at those establishments. Discover Bank's ability to generate new receivables requires locations where cardmembers can use their Discover Cards. DFS employs a national sales and service force to maintain and increase the size of its service establishment base. DFS also maintains additional operations centers that are devoted primarily to providing customer service to service establishments. The service establishments that accept the Discover Card encompass a wide variety of businesses, including local and national retail establishments and specialty stores of all types, quick service food establishments, governments, restaurants, medical providers and warehouse clubs, and many leading airlines, car rental companies, hotels, petroleum companies and mail order companies as well as Internet merchandise and service providers.

                  Discover Bank may change its credit granting, servicing and charge-off policies and collection practices over time in accordance with Discover Bank's business judgment and applicable law.

         CREDIT-GRANTING PROCEDURES

                  Discover Bank solicits accounts for the Discover Card portfolio by various techniques including (a) by "preselected" direct mail or telemarketing, (b) by "take-one" applications, distributed in many service establishments that accept the Discover Card, and (c) with various other programs targeting specific segments of the population.

                  Discover Bank also uses general broadcast and print media advertising to support these solicitations. All accounts undergo credit review to establish that the cardmembers meet standards of stability and ability and willingness to pay. Discover Bank implements the same credit review process for applications to open classic Discover Card accounts, Discover Gold Card accounts and Discover Platinum Card accounts. Potential applicants who are sent preselected solicitations have met certain credit criteria relating to their previous payment patterns and longevity of account relationships with other credit grantors. Since September 1987, Discover Bank has pre-screened all lists through credit bureaus before mailing. Pre-screening is a process by which an independent credit reporting agency evaluates the lists of names supplied by Discover Bank against credit-worthiness criteria supplied by Discover Bank that are intended to provide a general indication, based on available information, of the stability and the willingness and ability of these persons to repay their obligations. The credit bureaus return to Discover Bank only the names of those persons meeting these criteria. Discover Bank also subsequently screens the applicants who respond to these preselected solicitations when it receives their completed applications, to ensure that these individuals continue to meet selection and credit criteria. Discover Bank evaluates applications that are not preselected by using a credit-scoring system, which is a statistical evaluation model that assigns point values to credit information regarding applicants. The credit-scoring system used by Discover Bank is based on information reported by cardmembers on their applications and by the credit bureaus. Discover Bank uses information from both of these sources to establish credit-worthiness. Certain applications not approved under the credit-scoring systems are reviewed by credit analysts. If a credit analyst recommends that any of these applications be approved, senior bank review analysts at Discover Bank normally review such applications and may approve them.

                  As owner of the Discover Card accounts, Discover Bank has the right to change its credit-scoring criteria and credit-worthiness criteria. Discover Bank regularly reviews and modifies its application procedures and its credit-scoring system to reflect Discover Bank's actual credit experience with Discover Card account applicants and cardmembers as that historical information becomes available. Discover Bank believes that refinements of these procedures and system since the inception of the Discover Card program have helped its analysis and management of credit losses. However, Discover Bank cannot assure you that these refinements will prevent increases in credit losses in the future. Relaxation of credit standards typically results in increases in charged-off amounts, which, under certain circumstances, may result in a decrease in the level of the receivables in the Discover Card portfolio and the Receivables in the trust. If there is a decrease in the level of Receivables in the trust, and if Discover Bank does not add additional accounts, or interest in other pools of credit card receivables, to the trust, an Amortization Event could result, causing the trust to begin to repay the principal of this series sooner than expected. An increase in the amount of Receivables charged-off as uncollectible, without an offsetting increase in Finance Charge Collections, could also cause an Amortization Event, and cause the trust to begin to repay the principal of this series sooner than expected.

         COLLECTION EFFORTS AND CHARGED-OFF ACCOUNTS

                  Efforts to collect past-due Discover Card account receivables are made primarily by collections personnel of DFS or Discover Bank. Under current practice, Discover Bank includes a request for payment of past-due amounts on the monthly billing statement of all accounts with these amounts. Cardmembers owing past-due amounts also receive a written notice of late fee charges on their monthly statements, and then receive an additional request for payment after any monthly statement that includes a past-due amount. Collection personnel generally initiate telephone contact with cardmembers within 30 days after any portion of their balance becomes past due. If initial telephone contacts fail to elicit a payment, Discover Bank continues to contact the cardmember by telephone and by mail. Discover Bank also may enter into arrangements with cardmembers to waive finance charges, late fees and principal due, or extend or otherwise change payment schedules, including reaging accounts in accordance with regulatory guidance. An account is reaged when it is returned to current status without collecting the total amount of principal, interest and fees that are contractually due.

                  Discover Bank's current policy is to recognize losses and to charge off an account by the end of the sixth full calendar month after a payment amount is first due, if payment of any portion of that amount has not been received by that time. In certain cases, such as bankruptcy, an uncollectible balance may be charged off earlier. In general, after Discover Bank has charged off an account, collections personnel of DFS or Discover Bank attempt to collect all or a portion of the charged-off account for a period of approximately four months. If those attempts do not succeed, Discover Bank generally places the charged-off amount with one or more collection agencies for a period of approximately a year or, alternatively, Discover Bank may commence legal action against the cardmember, including legal action to attach the cardmember's property or bank accounts or to garnish the cardmember's wages. Discover Bank may also sell charged-off accounts and the related receivables to third parties, either before or after collection efforts have been attempted. In addition, at times charged-off accounts may, subject to Rating Agency consent, be removed from the trust. Discover Bank will transfer proceeds from any of these removed accounts and the related receivables to the trust.

                  Under the terms of the Pooling and Servicing Agreement, the trust's assets include any recoveries received on charged-off Accounts, including the proceeds that Discover Bank has transferred to the trust from any charged-off receivables that Discover Bank has removed from the trust. These recoveries are treated as Finance Charge

         Collections. The level of charged-off Accounts in the trust, and accordingly, the level of recoveries on charged-off Accounts in the trust, were initially lower than the levels of charged-off Accounts and recoveries for the Discover Card portfolio as a whole, because Discover Bank did not select charged-off accounts to include in the trust when it was formed or for account additions. The levels of charged-off Accounts and recoveries, each as a percentage of the Receivables in the trust, have increased over time to approximate more closely, and during periods of high portfolio growth to exceed, the levels of charged-off Accounts and recoveries in the Discover Card portfolio as a whole. Discover Bank cannot assure you that these levels for the trust will consistently approximate these levels for the Discover Card portfolio as a whole. Any addition of accounts to the trust will temporarily reduce both the levels of charged-off Accounts and recoveries, each as a percentage of the Receivables in the trust, because no added accounts will be charged-off accounts at the time they are added to the trust.

5.       THE ACCOUNTS

         a. Delete the text under the subheading "General" on page 19 and substitute the following:

                  Discover Bank selected the Accounts in a random manner intended to produce a representative sample of all Discover Card accounts not previously segregated from the Discover Card portfolio.

                  The Receivables in the Accounts as of February 1, 2003 totaled $34,673,798,789.86. The Accounts had an average balance of $1,085 and an average credit limit of $8,446 as of February 1, 2003. Discover Bank is considering adding approximately $3,000,000,000 in receivables to the trust effective as of March 1, 2003. We cannot assure you, however, that Discover Bank will add such receivables to the trust.

         b. Delete the text under the subheading "Billing and Payments" on pages 19-20 and substitute the following:

                  Discover Card accounts generally have the same billing and payment structure. Unless Discover Bank waives the right to do so, Discover Bank sends a monthly billing statement to each cardmember who has an outstanding debit or credit balance. Discover Card accounts are grouped into multiple billing cycles for operational purposes. Each billing cycle has a separate billing date, on which Discover Bank processes and bills to cardmembers all activity that occurred in the related accounts during the period of approximately 28 to 34 days that ends on that date. The Accounts include accounts in all billing cycles.

                  Each cardmember with an outstanding debit balance in his or her Discover Card account must generally make a minimum payment equal to the greater of $10 or 1/50th of the new balance on the account at the end of the billing cycle for the account, rounded to the next higher whole dollar amount. If the cardmember's new balance is less than $10, the minimum payment will be the new balance. However, effective for billing periods ending after April 1, 2003, if the annual percentage rate applicable to the account is greater than 22.99%, the minimum monthly payment will be the greater of $10 or 1/45th of the new balance, rounded to the next higher whole dollar amount. If the cardmember's balance is less than $10 in such circumstances, the minimum monthly payment will still be the new balance. If a cardmember exceeds his or her credit limit, Discover Bank may require the cardmember to immediately pay the amount that is above the credit limit. From time to time, Discover Bank has offered and may continue to offer cardmembers with accounts in good standing the opportunity to skip the minimum monthly payment, while continuing to accrue periodic finance charges, without being considered to be past due. A cardmember may pay the total amount due at any time. Discover Bank may also enter into arrangements with delinquent cardmembers to extend or otherwise change payment schedules, and to waive finance charges, late fees and/or principal due, including reaging accounts in accordance with regulatory guidance. See "--Collection Efforts and Charged-Off Accounts." Although Discover Bank does not expect these practices to have a material adverse effect on the investors, collections may be reduced during any period in which Discover Bank offers cardmembers the opportunity to skip the minimum monthly payment or to extend or change payment schedules.

                  Discover Bank applies various rates of finance charges to account balances, as described under "The Discover Card Business - General." Neither cash advances nor balance transfers are subject to a grace period. Periodic finance charges on purchases are calculated on a daily basis, subject to a grace period that essentially provides that periodic finance charges are not imposed if the cardmember pays his or her entire balance each month. In connection with balance transfers and for other promotional purposes, certain account balances may accrue periodic finance charges at lower fixed rates for varying periods of time.

                  In addition to periodic finance charges, Discover Bank may impose other charges and fees on Discover Card accounts. Discover Bank currently charges a cash advance transaction fee equal to 3.0% of each new cash advance, with a minimum fee of $5 per transaction. Discover Bank currently charges a late fee of $15, $25 or $35 each time a cardmember has not made a minimum payment by the required due date. The late fee is triggered by the failure to make the minimum payment and is based on the aggregate amount of all outstanding purchases, cash advances, balance transfers, finance charges, other fees and charges at the end of the billing period, starting at $15 if the aggregate amount is less than $100 and rising to $35 for an aggregate amount that is equal to or greater than $1,000. Discover Bank currently charges an overlimit fee of $29 for balances exceeding the cardmember's credit limit. For billing periods ending after April 1, 2003, Discover Bank will charge an overlimit fee of either $15 or $35 for balances that exceed a cardmember's credit limit as of the close of the cardmember's monthly billing cycle. The amount of the overlimit fee will be based on the same aggregate amount used to determine the amount of late fees. The overlimit fee will be $15 if this amount is equal to or less than $1,000 and $35 if this amount is greater than $1,000. Discover Bank also charges a $29 fee for any payment check returned unpaid and a $29 fee for Discover Card cash advance, balance transfer or other promotional checks that are returned by Discover Bank due to insufficient credit availability. Discover Bank may also charge a balance transfer fee in connection with certain balance transfer offers. In addition, effective for billing periods ending after April 1, 2003, Discover Bank will charge a pay-by-phone fee of $10 for each transfer or payment from a deposit account that the cardmember has authorized over the phone for the purpose of making a payment on the account, regardless of the amount. See "Risk Factors - Consumer Protection Laws and Regulations," "- Payments, Generation of Receivables and Maturity" and "- Discover Bank May Change Terms of the Accounts."

                  The yield on the Accounts in the trust - which consists of the finance charges and fees - depends on various factors, including changes in interest rates over time, cardmember account usage and payment performance, none of which can be predicted, as well as the extent to which balance transfer offers and special promotion offers are made and accepted, and the extent to which Discover Bank changes the terms of its cardmember agreement. Reductions in the yield could, if large enough, cause the commencement of the Amortization Period or result in insufficient collections to pay interest and principal to investors. Discover Bank cannot assure you about any of these effects. See "Risk Factors - Deteriorations in Trust Performance or Receivables Balance Could Cause an Amortization Event," "--Effect of an Amortization Event" and "-Investor Risk of Loss."

         c. Delete the text under the subheading "Effects of the Selection Process" on page 21 and substitute the following:

                  Discover Bank selected the Accounts from accounts serviced at all Discover Bank and DFS operation centers and from accounts of residents of the 50 states, the District of Columbia and the United States' territories and possessions. Discover Bank cannot assure you that the use and payment performance of cardmembers on the Accounts will be representative of Discover cardmembers as a whole in all material respects.

         d. Delete the heading and the text beginning with the subheading "Composition of the Accounts" on pages 21-22 and substitute the following:

         COMPOSITION OF THE ACCOUNTS

                  We have set forth information below about the Accounts that are part of the trust. We provide additional information about accounts in the Discover Card portfolio as a whole under "Composition and Historical Performance of the Discover Card Portfolio."

                  Geographic Distribution. As of February 1, 2003, the following five states had the largest Receivables balances:

                  STATE                                     PERCENTAGE OF TOTAL RECEIVABLES
                  -----                                        BALANCE IN THE ACCOUNTS
                                                            -------------------------------

                  California.....................                      10.5%
                  Texas..........................                       9.2%
                  New York.......................                       7.1%
                  Florida........................                       6.0%
                  Illinois.......................                       5.3%

                  Credit Limit Information. As of February 1, 2003, the Accounts had the following credit limits:

                                                                  RECEIVABLES            PERCENTAGE OF
                                                                  OUTSTANDING          TOTAL RECEIVABLES
         CREDIT LIMIT                                               (000)'S               OUTSTANDING
         ------------                                               -------               -----------
         $0 to $4,000.00...............................           $ 4,633,670                 13.4%
         $4,000.01 to $6,000.00........................           $ 4,295,816                 12.4%
         $6,000.01 to $8,000.00........................           $ 4,777,201                 13.8%
         $8,000.01 to $10,000.00.......................           $ 9,266,009                 26.7%
         Over $10,000.00...............................           $11,701,103                 33.7%
                                                                  -----------                -----
                  Total................................           $34,673,799                100.0%
                                                                  ===========                =====

                  Seasoning. As of February 1, 2003, 95.8%, of the Accounts were at least 24 months old. The ages of the Accounts as of February 1, 2003 were distributed as follows:

                                                                   PERCENTAGE            PERCENTAGE
         AGE OF ACCOUNTS                                           OF ACCOUNTS           OF BALANCES
         ---------------                                           -----------           -----------
         Less than 12 Months.........................                   0.4%                  0.4%
         12 to 23 Months.............................                   3.8%                  3.8%
         24 to 35 Months.............................                   9.3%                  9.2%
         36 Months and Greater.......................                  86.5%                 86.6%
                                                                      -----                ------
                  Total..............................                 100.0%                100.0%
                                                                      =====                ======

                  Summary Current Delinquency Information. As of February 1, 2003, the Accounts had the following delinquency statuses:

                                                                   AGGREGATE
                                                                    BALANCES               PERCENTAGE
    PAYMENT STATUS                                                   (000'S)              OF BALANCES
    --------------                                                   -------              -----------
    Current..............................................           $30,262,245              87.3%
    1 to 29 Days.........................................           $ 2,038,502               5.9%
    30 to 59 Days........................................           $   768,293               2.2%
    60 to 89 Days........................................           $   540,204               1.6%
    90 to 119 Days.......................................           $   425,129               1.2%
    120 to 149 Days......................................           $   348,671               1.0%
    150 to 179 Days......................................           $   290,755               0.8%
                                                                    -----------             -----
             Total.......................................           $34,673,799             100.0%
                                                                    ===========             =====

6.       COMPOSITION AND HISTORICAL PERFORMANCE OF THE DISCOVER CARD PORTFOLIO

         a. Delete the heading and the text beginning with the subheading "General" on page 22 and substitute the following:

         GENERAL

                  Except to the extent we specifically identify information as relating to the Accounts in the trust, all of the information describing the composition and historical performance of Discover Card accounts in this prospectus reflects the composition and historical performance of the Discover Card portfolio as a whole, and not only that of the Accounts in the trust. Discover Bank has no statistical or other basis for determining the effects, if any, of the selection process, although Discover Bank believes that the Accounts in the trust are representative of the Discover Card portfolio in all material respects. Discover Bank cannot assure you, however, that the Accounts have performed or will perform similarly to the Discover Card portfolio. Discover Bank also cannot assure you that the historical performance of the Discover Card portfolio will be representative of its performance in the future. See "The Accounts -- Billing and Payments," "Risk Factors -- Interest on the Receivables and Interest on the Certificates Accrue at Different Rates" and "Risk Factors - Payments, Generation of Receivables and Maturity."

         b. Delete the heading and the text beginning with the heading, "Composition of Discover Card Portfolio" and ending before the heading "Payment of the Investor Certificates" located on pages 21-25 and substitute the following:

         COMPOSITION OF DISCOVER CARD PORTFOLIO

         Geographic Distribution. The Discover Card portfolio is not highly concentrated geographically. As of November 30, 2002, the following five states had the largest receivables balances:

                                                     PERCENTAGE OF TOTAL RECEIVABLES BALANCE
                                                            OF DISCOVER CARD PORTFOLIO
          STATE                                              AS OF NOVEMBER 30, 2002
          -----                                     ---------------------------------------
          California................                                    10.9%
          Texas.....................                                     8.9%
          New York..................                                     7.3%
          Florida  .................                                     6.0%
          Illinois .................                                     5.2%

         No other state accounted for more than 5% of the total receivables balance of the Discover Card portfolio as of November 30, 2002.

         Credit Limit Information. As of November 30, 2002, the accounts in the Discover Card portfolio had the following credit limits:

                                                                  RECEIVABLES             PERCENTAGE OF
                                                                  OUTSTANDING            TOTAL RECEIVABLES
         CREDIT LIMIT                                               (000)'S                OUTSTANDING
         ------------                                             -----------            -----------------
         $0 to $4,000.00...............................           $ 7,142,470                 15.1%
         $4,000.01 to $6,000.00........................           $ 7,284,176                 15.4%
         $6,000.01 to $8,000.00........................           $ 7,282,876                 15.3%
         $8,000.01 to $10,000.00.......................           $12,086,038                 25.5%
         Over $10,000.00...............................           $13,586,822                 28.7%
                                                                  -----------              -------
                  Total................................           $47,382,382                100.0%
                                                                  ===========              =======

         Seasoning. As of November 30, 2002, 82.1% of the accounts in the Discover Card portfolio were at least 24 months old. The ages of accounts in the Discover Card portfolio as of November 30, 2002 were distributed as follows:

                                                                PERCENTAGE            PERCENTAGE
         AGE OF ACCOUNTS                                       OF ACCOUNTS           OF BALANCES
         ---------------                                       -----------           -----------
         Less than 12 Months.........................                7.5%                 11.1%
         12 to 23 Months.............................               10.4%                 10.2%
         24 to 35 Months.............................               12.6%                 12.1%
         36 Months and Greater.......................               69.5%                 66.6%
                                                                 -------               -------
                  Total..............................              100.0%                100.0%
                                                                 =======               =======

         Summary Yield Information. Discover Bank calculates the monthly yield for the Discover Card portfolio by dividing the monthly finance charges billed by beginning monthly balance. Monthly finance charges include periodic finance charges, cash advance item charges, late fees, overlimit fees and other miscellaneous fees. The aggregate monthly yield is the average of monthly yields annualized for each period shown. The annualized aggregate monthly yield for the Discover Card portfolio is summarized as follows:

                                      YEAR ENDED NOVEMBER 30,
                                  -----------------------------
 AGGREGATE MONTHLY                2002         2001        2000
      YIELDS                      ----         ----        ----

Excluding Recoveries             15.29%       15.95%      16.34%
Including Recoveries             15.91%       16.62%      16.97%


         Recoveries received with respect to Receivables in the trust that have been charged off as uncollectible, including, as of March 30, 2001, the proceeds of charged-off receivables that Discover Bank has removed from the trust, are included in the trust and are treated as Finance Charge Collections. The level of recoveries on accounts that Discover Bank adds to the trust from time to time will initially be lower than the level of recoveries for the Discover Card portfolio because Discover Bank will not include charged-off accounts in the accounts it selects to include in the trust. Discover Bank believes that, over time, the level of recoveries on these added Accounts, as a percentage of the Receivables in the trust, will increase to approximate more closely, and during periods of high portfolio growth to exceed, the level of recoveries on accounts in the Discover Card portfolio as a whole. However, Discover Bank cannot predict the extent of this increase and cannot assure you that the level of recoveries for the trust will consistently approximate the level of recoveries for the Discover Card portfolio as a whole.

         Summary Current Delinquency Information. As of November 30, 2002, the accounts in the Discover Card portfolio had the following delinquency statuses:

                                                                AGGREGATE
                                                                 BALANCES           PERCENTAGE
PAYMENT STATUS                                                   (000'S)            OF BALANCES
--------------                                                -------------         -----------
Current..............................................         $  41,611,967             87.8%
1 to 29 Days.........................................         $   2,880,158              6.1%
30 to 59 Days........................................         $     941,018              2.0%
60 to 89 Days........................................         $     662,241              1.4%
90 to 119 Days.......................................         $     518,187              1.1%
120 to 149 Days......................................         $     420,032              0.9%
150 to 179 Days......................................         $     348,779              0.7%
                                                              -------------          -------
         Total.......................................         $  47,382,382            100.0%
                                                              =============          =======

         Summary Historical Delinquency Information. The accounts in the Discover Card portfolio had the following historical delinquency rates:

                                             AVERAGE OF TWELVE MONTHS ENDED NOVEMBER 30,
                               2002                             2001                              2000
                      -----------------------         -------------------------         -------------------------
                      DELINQUENT                      DELINQUENT                        DELINQUENT
                       AMOUNT                          AMOUNT                             AMOUNT
                      (000'S)      PERCENTAGE          (000'S)        PERCENTAGE          (000'S)      PERCENTAGE
                     ----------    ----------        ----------       ----------        ----------     ----------
30-59 Days           $  927,959       2.0%           $1,001,038          2.2%           $  831,836        2.0%
60-89 Days           $  655,638       1.4%           $  687,141          1.5%           $  547,193        1.3%
90-179 Days          $1,299,208       2.8%           $1,265,333          2.7%           $  930,066        2.3%
                     ----------      ----            ----------        -----            ----------       ----
Total                $2,882,805       6.2%           $2,953,512          6.4%           $2,309,095        5.6%
                     ==========      ====            ==========        =====            ==========       ====

         Discover Bank calculates the percentages in the preceding table by dividing the delinquent amount by the average receivables outstanding for each period. The delinquent amount is the average of the monthly ending balances of delinquent accounts during the periods indicated. The average receivables outstanding is the average of the monthly average amount of receivables outstanding during the periods indicated.

         WE DISCUSS THE ECONOMIC FACTORS THAT AFFECT THE PERFORMANCE OF THE DISCOVER CARD PORTFOLIO, INCLUDING DELINQUENCIES, IN "RISK FACTORS - PAYMENTS, GENERATION OF RECEIVABLES AND MATURITY."

         Summary Charge-Off Information. The accounts in the Discover Card portfolio have had the following historical charge-offs:

                                                                  YEAR ENDED NOVEMBER 30
                                                           2002               2001               2000
                                                     ---------------    ---------------    ---------------
                                                                  (DOLLARS IN THOUSANDS)


Average Receivables Outstanding ..................   $    46,374,096    $    46,172,045    $    41,064,509

Gross Charge-offs ................................   $     3,200,339    $     2,801,998    $     2,059,933

Net Charge-offs ..................................   $     2,915,090    $     2,494,330    $     1,804,972

Gross Charge-offs as an Annualized
Percentage of Average Receivables
Outstanding ......................................              6.90%              6.07%              5.02%

Net Charge-offs as an Annualized
Percentage of Average Receivables
Outstanding ......................................              6.29%              5.40%              4.40%

         Average receivables outstanding in the preceding table is the average of the monthly average amount of receivables outstanding during the periods indicated.

         WE DISCUSS THE ECONOMIC FACTORS THAT AFFECT THE PERFORMANCE OF THE DISCOVER CARD PORTFOLIO, INCLUDING CHARGE-OFFS, IN "RISK FACTORS - PAYMENTS, GENERATION OF RECEIVABLES AND MATURITY."

         Summary Payment Rate Information. Discover Bank calculates the monthly payment rate by dividing monthly cardmember remittances by the cardmember receivable balance outstanding as of the beginning of the month. Discover Bank calculates the average monthly payment rate for a period by dividing the sum of individual monthly payment rates for the period by the number of months in the period. The accounts in the Discover Card portfolio have had the following historical monthly payment rates:

                                                                YEAR ENDED NOVEMBER 30,
                                                                -----------------------
                                                2002                   2001                    2000
                                                ----                   ----                    ----
Average Monthly Payment Rate                   16.56%                 15.98%                  16.24%
Highest Monthly Payment Rate                   17.17%                 16.96%                  17.25%
Lowest Monthly Payment Rate                    15.35%                 14.83%                  14.75%

         c. Delete the text under the subheading "Payment of the Investor Certificates" located on pages 25-26 and substitute the following:

                  Minimum Monthly Payment Rates and Shortening of Accumulation Period. Whether the trust can repay your principal in full at the expected maturity of your certificates will depend on the yield, the gross charge-off rate and the monthly payment rate for the Receivables in the trust, and certain other factors. The master servicer has elected to defer the start of the Accumulation Period, which is now scheduled to begin on May 1, 2003, based on its determination that principal collections originally allocated to other series will be available to be reallocated to this series during the shortened

         Accumulation Period. The master servicer made its determination based on the following assumptions:

                  o that the monthly payment rate would not decline materially below 14.75%, which is the lowest monthly payment rate in the last three fiscal years, as shown in the chart "Summary Payment Rate Information" above;

                  o a yield of 15.91% per year, which is the annualized aggregate monthly yield for the Discover Card portfolio, including recoveries, for the year ended November 30, 2002, as shown in the chart "Summary Yield Information" above;

                  o a gross charge-off rate of 6.90% per year, which is gross charge-offs as an annualized percentage of average receivables outstanding for the year ended November 30, 2002, as shown in the chart "Summary Charge-Off Information" above;

                  o that the level of Principal Receivables in the trust remains above the minimum levels required by the Pooling and Servicing Agreement;

                  o that no Amortization Event occurs for this series or any other series currently outstanding; and

                  o that the master servicer does not elect to defer further the start of the Accumulation Period.

                  The Accounts' actual yield, charge-off rate and monthly payment rate, and the amount of outstanding Principal Receivables in the trust, will depend on a variety of factors, including, without limitation, seasonal variations, extensions and other modifications of payment terms, availability of other sources of credit, general economic conditions and consumer spending and borrowing patterns. Accordingly, Discover Bank cannot assure you that the trust will be able to pay Class A principal in full at maturity or that it will be able to pay Class B principal in full at maturity.

                  Economic Early Amortization Events. The series supplement provides that an Amortization Event will occur on any distribution date on which:

                  o the three-month rolling average Series Excess Spread is less than zero; and

                  o the three-month rolling average Group Excess Spread is less than zero.

                  Series Excess Spread means, generally, for any distribution date with respect to this series:

                  o the Class A and Class B Finance Charge Collections and other Class A and Class B income, minus

                  o        the sum of --

                  o        Class A and Class B monthly interest;

                  o        Class A and Class B monthly servicing fees;

                  o        Class A and Class B monthly charge-offs; and

                  o        the Credit Enhancement Fee,

         in each case for the distribution date. The three month rolling average Series Excess Spread Percentage for this series was 1.23% for the distribution date in February 2003.

                  Group Excess Spread for any distribution date is the sum of the Series Excess Spreads for each series in the group minus, for any series that has a subordinated interest rate swap, any payment made by the trust pursuant to that interest rate swap. For any series comprised of subseries, each subseries is treated as a separate series for purposes of determining the Series Excess Spreads for each series in the group and the Group Excess Spread. You should review the more precise definition of "Series Excess Spread" in the glossary of terms in this prospectus.

                  The three-month rolling average Group Excess Spread Percentage for Group One was 4.77% for the distribution date in February 2003. The Group Excess Spread Percentage equals:

                  o the Group Excess Spread, multiplied by twelve, divided by

                  o the sum of the Series Investor Interests for all series, including any subseries, in Group One.

                  If an Amortization Event occurs because of declines in Group Excess Spread and in Series Excess Spread, or otherwise, the trust will begin to repay principal on the following distribution date. For a description of other Amortization Events, see "Description of the Investor Certificates -Amortization Events." Discover Bank cannot predict how much principal the trust will pay to you on any distribution date after an Amortization Event, or when you will receive your final principal payment. If deficiencies in Series Excess Spread cause the Available Subordinated Amount or the Available Shared Credit Enhancement Amount to be reduced to zero, you may not receive all of your interest, or you may lose a portion of your principal.

7.       THE TRUST

         a. Delete the second paragraph under "Formation of the Trust" located on page 26 and substitute the following:

         The trust's assets include, or may include, the following:

                  o        the Receivables;

                  o all monies due or to become due under the Receivables;

                  o all proceeds of the Receivables, including collections that Discover Bank or any other servicer may use for its own benefit before each distribution date;

                  o        all monies on deposit in the investor accounts;

                  o cash recoveries on Receivables charged off as uncollectible;

                  o the proceeds that Discover Bank has transferred to the trust from any charged-off receivables that Discover Bank has removed from the trust;

                  o investment income on funds on deposit in investor accounts, if any;

                  o        interests in other credit card receivables pools;

                  o        credit support or enhancement for each series;

                  o additional funds that Discover Bank may elect to add to the trust;

                  o currency swaps for series denominated in foreign currencies; and

                  o        interest rate protection agreements.

         Discover Bank has the right, and in some circumstances the obligation, to designate additional Accounts, which may be Discover Card accounts or other credit accounts originated by Discover Bank or an affiliate of Discover Bank, to be included as Accounts, or to add interests in other credit card receivables pools to the trust, subject to certain conditions, that we describe in "-- Addition of Accounts." In addition, Discover Bank has the right to designate Accounts for removal from the trust, subject to conditions that we describe in "-- Removal of Accounts."

         b. Delete the text under the subheading "Removal of Accounts" on page 29 and replace with the following:

                  Discover Bank may, but is not obligated to, designate Accounts for removal from the trust. Any removal will be effective for Charged-Off Accounts on any day Discover Bank designates, and for all other Accounts, on the last day of the calendar month during which Discover Bank designated the Accounts to be removed.

                  For Discover Bank to remove Accounts, it must deliver an officer's certificate confirming that:

                  o the aggregate amount of Principal Receivables in the trust minus the aggregate amount of Principal Receivables in the removed Accounts is not less than the Minimum Principal Receivables Balance;

                  o Discover Bank reasonably believes that removing the Accounts will not cause an Amortization Event to occur for any outstanding series;

                  o Discover Bank reasonably believes that removing the Accounts will not prevent the trust from making any scheduled principal payment or deposit for any series in full;

                  o Discover Bank did not select the Accounts to be removed using procedures that it believed to be materially adverse to the investors;

                  o the Rating Agencies have advised Discover Bank that the removal will not cause them to lower or withdraw their ratings on any class of any outstanding series of certificates; and

                  o the Accounts to be removed will meet one of the following criteria:

                           o    each of the Accounts is a Charged-Off Account;

                           o the Accounts to be removed were randomly selected; or

                           o the Accounts were originated or maintained in connection with a so-called "affinity" or "private-label" arrangement that has expired or been terminated by a third party.

         c. Delete the text under the subheading "Termination of the Trust" on page 29 and replace with the following:

                  The trust is scheduled to terminate twenty-one years after the death of the last survivor of Queen Elizabeth II of the United Kingdom of Great Britain and her descendants living on October 1, 1993. In addition, the sellers may elect to terminate the trust on the day after the distribution date on which the trust has deposited funds into the appropriate investor accounts sufficient to pay in full the Aggregate Investor Interest plus all accrued and unpaid interest on all series then outstanding.

8.       DESCRIPTION OF THE INVESTOR CERTIFICATES

         a. Delete the first sentence in the third paragraph under "Principal Payments" on page 31 and substitute the following:

         During the Accumulation Period (which was originally scheduled to begin on the first day of the Due Period related to the December 15, 2002 Distribution Date, but which the master servicer elected to delay until May 1, 2003, based on the master servicer's determination that principal collections originally allocated to other series will be available to be reallocated to this series during the shortened Accumulation Period), Principal Collections allocated to the Class Investor Interest of each Class, less any Class Yield Collections for that Class, will be deposited into the Series Principal Funding Account to the extent set forth below.

         b. Delete the first full sentence in the seventh paragraph under "Principal Payments" on page 32 and substitute the following:

         Upon written notice to the Trustee, the master servicer may elect to further delay the commencement of the Accumulation Period, and extend further the length of the Revolving Period, subject to the conditions set forth below; provided, however, that the Accumulation Period will commence no later than the first day of the Due Period related to the Class A Expected Final Payment Date.

         c. Delete the last paragraph under "Principal Payments" on page 33 and substitute the following:

         Since the Accumulation Period was delayed in accordance with the foregoing and may be further delayed in the future, if an Amortization Event occurs after the date originally scheduled as the commencement of the Accumulation Period, it is probable that holders of Investor Certificates would receive some of their principal later than if the Accumulation Period had not been delayed.

         d. Delete the first two full sentences in the first paragraph under "Reallocation of Series Investor Percentage of Collections Among Series in Group One" on pages 35-36 and substitute the following:

         Series 1993-3 is included in the "Group One" group of series. In addition to the series already outstanding, the trust may issue additional series in Group One or in other groups from time to time in the future. For series comprised of subseries, each subseries is treated as a separate series for purposes of these provisions. Under certain circumstances, Series 1993-3 will be eligible to receive Collections originally allocated to other series in Group One. See "-- Reallocation of Series Among Groups." Series that are in their Amortization Periods or Early Accumulation Periods, if applicable, will not be entitled to receive any reallocated Principal Collections from other series.

         e. Delete Section (38) under "Distribution of Collections and Application of Collections and Certain Other Amounts" on page 44 and substitute the following:

                  (38) If there are one or more other outstanding series included in Group One that provide for the reallocation of excess Collections, excess Principal Collections with respect to each such series (i.e., all Principal Collections during such series' Revolving Period and all Principal Collections in excess of the amount required to fund or pay Certificate Principal with respect to such series during such series' Accumulation Period, Controlled Liquidation Period, Amortization Period or Early Accumulation Period, as applicable) also will be deposited into the Group One Principal Collections Reallocation Account. During the Accumulation Period only, any remaining shortfall in funding the portion of the Principal Distribution Amount that is allocable to Class A, to an amount equal to the product of (i) a fraction the numerator of which is the amount of the remaining shortfall and the denominator of which is the sum of the portion of such shortfalls allocated to the class designated by the letter A of all series included in Group One that provided for such reallocation and that are in their Accumulation Period or Controlled Liquidation Period, as applicable and (ii) the amount on deposit in the Group One Principal Collections Reallocation Account, will be withdrawn from such account and deposited into the Series Principal Funding Account.

         f. Delete the first sentence of the first paragraph under "Amortization Events" on page 49 and replace it will the following:

         The Revolving Period will continue until the first day of the Due Period related to the June 2003 Distribution Date (i.e. May 1, 2003), or through such later Distribution Date as the master servicer may elect in accordance with the Series Supplement, following which the Accumulation Period will begin and continue through the Due Period related to the Distribution Date in December 2003, unless, in either case, an Amortization Event occurs earlier.

         g. Add the following sentence to the end of the fourth paragraph under the subheading "Final Payment of Principal; Termination of Series" on page 50:

                  The Receivables selected to be sold will be randomly selected.

         h. Delete the first sentence under the subheading "Sale of Seller Interest" on page 55 and substitute the following:

                  Initially, the trustee will (a) issue the Seller Certificate, if certificated, to Discover Bank or (b) record Discover Bank's uncertificated fractional undivided interest in the trust in its books and records.

         i. Delete the second sentence of the second paragraph under the subheading "Issuance of Additional Series" on page 56 and substitute the following:

                  The Pooling and Servicing Agreement does not require the consent of investors of any series to issue a new series, or, if permitted by the series supplements for those series, to increase existing series. Discover Bank, any Additional Sellers, the servicer, the master servicer and the trustee do not intend to seek the consent of investors of any series to issue new series or increase existing series.

         j. Delete the first and second sentence of the second paragraph under the subheading "Amendments" on pages 56-57 and substitute the following:

                  However, the permitted activities of the trust may be significantly changed only if investors holding certificates that represent at least 51% of the Aggregate Invested Amount consent to the amendment. For purposes of calculating whether a 66 2/3% or 51% consent has been achieved, the trustee will calculate the applicable class invested amount or series invested amount without taking into account the invested amount represented by any certificates beneficially owned by any seller or any affiliate or agent of any seller.

         k. Delete the heading and the text beginning with the subheading "Book-Entry Registration" on pages 58-60 and substitute the following:

         BOOK-ENTRY REGISTRATION

                  Discover Bank has obtained the information in this section concerning DTC, Clearstream Banking, and Euroclear and their book-entry systems and procedures from sources that Discover Bank and the trust believe to be reliable, but Discover Bank and the trust take no responsibility for the accuracy of the information in this section.

                  You may hold your certificates through DTC, in the United States, or Clearstream Banking or Euroclear, in Europe. The certificates will be registered in the name of the nominee of DTC. Clearstream Banking and Euroclear will hold omnibus positions on behalf of Clearstream Banking's customers and Euroclear's participants, respectively, through customers' securities accounts in Clearstream Banking's and Euroclear's names on the books of their respective depositories, which in turn will hold those positions in customers' securities accounts in the depositories' names on the books of DTC. Discover Bank has been informed by DTC that DTC's nominee will be Cede & Co. Accordingly, Cede is expected to be the holder of record of the certificates. You may purchase certificates in book-entry form in minimum denominations of $1,000 and integral multiples of $1,000. You will not be entitled to receive a certificate representing your interest in the certificates. Unless and until the trust issues Definitive Certificates under the limited circumstances described in this prospectus, when we refer to actions by investors or certificateholders, we refer to actions taken by DTC upon instructions from its participants, and when we refer to distributions and notices to investors or certificateholders, we refer to distributions and notices to DTC or Cede, as the registered holder of the certificates, for distribution to investors in accordance with DTC procedures. See "--Definitive Certificates."

                  DTC is:

                  o a limited-purpose trust company organized under the laws of the State of New York,

                  o        a member of the Federal Reserve System,

                  o a "clearing corporation" within the meaning of the New York UCC, and

                  o a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

         DTC was created to hold securities for its participating organizations, or participants, and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movements of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                  Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream Banking's customers and Euroclear's participants will occur in accordance with their applicable rules and operating procedures.

                  Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Banking's customers or Euroclear's participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depository. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines, which will be on European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Banking's customers and Euroclear's participants may not deliver instructions directly to the depositories.

                  Because of time zone differences, credits of securities in Clearstream Banking or Euroclear resulting from a transaction with a DTC participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream Banking customer or Euroclear participant on that business day. Cash received in Clearstream Banking or Euroclear as a result of sales of securities by or through a Clearstream Banking customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Banking or Euroclear cash account only as of the business day following settlement in DTC. For additional information on tax documentation procedures for the certificates, see "Federal Income Tax Consequences--Foreign Investors."

                  If you are not a participant or an indirect participant in DTC, you may purchase, sell or otherwise transfer ownership of, or other interests in, the certificates only through DTC participants and indirect participants. In addition, you will receive all distributions of principal and interest from the trustee through the participants. Under a book-entry format, you may experience some delay in your receipt of payments, since the trustee will forward the payments to Cede, as nominee for DTC. DTC will forward the payments to its participants, which then will forward them to indirect participants or beneficial owners. Discover Bank anticipates that the only "certificateholder" will be Cede, as nominee of DTC. You will not be recognized by the trustee as a certificateholder, as that term is used in the Pooling and Servicing Agreement, and you will only be permitted to exercise the rights of certificateholders indirectly through the DTC participants.

                  Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required:

                  o to make book-entry transfers among participants on whose behalf it acts with respect to the certificates; and

                  o to receive and transmit distributions of the principal of and interest on the certificates.

         Participants and indirect participants with which you have accounts with respect to the certificates similarly are required to make book-entry transfers and receive and transmit these payments on your behalf.

                  Because DTC can only act on behalf of its participants, who in turn act on behalf of indirect participants and certain banks, your ability to pledge certificates to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those certificates, may be limited due to the lack of a physical certificate for those certificates.

                  DTC has advised Discover Bank that it will take any action permitted to be taken by a certificateholder under the Pooling and Servicing Agreement or any applicable series supplement only at the direction of one or more participants to whose account with DTC the certificates are credited. DTC may take conflicting action with respect to other undivided interests in the certificates to the extent that those actions are taken on behalf of participants whose holdings include those undivided interests.

                  Clearstream Banking holds securities for its customers and facilitates the clearance and settlement of securities transactions between by electronic book-entry transfers between their accounts. Clearstream Banking provides various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Banking also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream Banking has established an electronic bridge with Morgan Guaranty Trust Company of New York, as the Operator of the Euroclear System in Brussels, to facilitate settlement of trades between Clearstream Banking and Euroclear. Clearstream Banking currently accepts over 110,000 securities issues on its books.

                  Clearstream Banking's customers are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the U.S., Clearstream Banking's customers are limited to securities brokers and dealers. Indirect access to Clearstream Banking is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Banking customer.

                  Clearstream Banking is registered as a bank in Luxembourg, and as such is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, which supervises Luxembourg banks.

                  The Euroclear System was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by Morgan Guaranty Trust Company of New York, Brussels, Belgium office, the "Euroclear Operator," under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation. The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear cooperative corporation. The Euroclear cooperative corporation establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks--including central banks-- securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the certificates. Other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly, also have indirect access to the Euroclear System.

                  The Euroclear Operator is the Belgian branch of a New York banking corporation that is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

                  Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law. These terms, conditions and operating procedures govern:

                  o        transfers of securities and cash within the Euroclear
                           System;

                  o withdrawal of securities and cash from the Euroclear System; and

                  o receipts of payments with respect to securities in the Euroclear System.

         All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under its terms, conditions and operating procedures only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

                  Clearstream Banking or Euroclear will credit distributions on the certificates held through them to the cash accounts of Clearstream Banking's customers or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depository. These distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Federal Income Tax Consequences." Clearstream Banking or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a certificateholder under the Pooling and Servicing Agreement on behalf of a Clearstream Banking customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository's ability to effect those actions on its behalf through DTC.

                  Although DTC, Clearstream Banking and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of DTC, Clearstream Banking and Euroclear, they are under no obligation to perform or continue to perform those procedures and they may discontinue those procedures at any time.

9.       SERVICING

         a. Delete the heading and the text beginning with the subheading "Reports to Investor Certificateholders" on pages 64-65 and substitute the following:

         REPORTS TO INVESTORS

                  For each distribution date, the master servicer will prepare a statement for you setting forth:

                  o the amount of interest and principal paid to holders of each class of this series on that date per $1,000 of initial Class Investor Interest;

                  o the Series Investor Interest and the Class Investor Interest for each class of this series, as of the end of the prior calendar month;

                  o the Aggregate Investor Interest, the Seller Interest and the sum of the Series Investor Interests for each series in the same group as this series, as of the end of the prior calendar month;

                  o the amount of Finance Charge Collections, Principal Collections, Additional Funds, if any, and Yield Collections, if any, from the prior calendar month allocated to this series, to each class of this series, to the group of which this series is a member, and to the seller;

                  o the amount of Principal Collections, Finance Charge Collections and total collections from the prior calendar month, each as a monthly percentage of Receivables in the trust, at the beginning of that month;

                  o Series Investment Income since the prior distribution date;

                  o the amount deposited into the Series Principal Funding Account on that date, the amount of any shortfall in the scheduled principal deposit, and the total amount on deposit in the Series Principal Funding Account;

                  o the amount deposited into the Series Interest Funding Account on that date and the total amount on deposit in the Series Interest Funding Account;

                  o the amount of charge-offs allocated to each class of this series, to the series, and to the group of which this series is a member for the prior calendar month, and the total amount of unreimbursed charge-offs for each class of this series, for this series, and for the group of which this series is a member, including increases in Class B charge-offs relating to the Class B subordination;

                  o the total amount of investor losses for the prior calendar month and the amount of these losses per $1,000 of initial Class Investor Interest, the amount of reimbursements of investor losses for the prior calendar month and the amount of these reimbursements per $1,000 of initial Class Investor Interest, and the aggregate amount of unreimbursed investor losses as of the end of the prior calendar month and the amount of these losses per $1,000 of initial Class Investor Interest, in each case for each class of this series, and the sum of those amounts for this series and for the group of which this series is a member;

                  o the monthly servicing fee for each class of this series and the sum of those fees for this series and for the group of which this series is a member for the prior calendar month;

                  o the Available Subordinated Amount as of the end of the distribution date, total and as a percentage of the Class A Invested Amount;

                  o the amounts of any unreimbursed Credit Enhancement Drawing on the distribution date and the Maximum Shared Credit Enhancement Amount, Maximum Class B Credit Enhancement Amount, Available Shared Credit Enhancement Amount and Available Class B Credit Enhancement Amount, in each case as of the end of the distribution date;

                  o total delinquency information with respect to the Receivables and delinquency information as a percentage of outstanding Receivables;

                  o the Series Excess Spread Percentage for this series and the Group Excess Spread Percentage for the group of which this series is a member; and

                  o the total amount of charge-offs and the amount of charge-offs net of recoveries in the prior calendar month, each as an annualized percentage of Principal Receivables at the beginning of that month.

                  You may obtain a copy of the statement free of charge by calling 302-323-7434. On or about January 31 of each calendar year, you may also obtain in the same manner a statement prepared by the master servicer aggregating the amount of interest and principal for each class of this series for the preceding calendar year or the applicable portion of that year, together with such other customary information as the trustee or the master servicer deems necessary or desirable to enable you to prepare your tax returns.

                  Delete the text under the subheading "Evidence as to Compliance" on page 65 and substitute the following:

                  EVIDENCE AS TO COMPLIANCE

                  On or before March 15 of each calendar year, the master servicer will cause a firm of nationally recognized independent public accountants to furnish a report to the trustee, the master servicer and each servicer to the effect that:

                  o in the opinion of those accountants, each of the master servicer and each servicer had in effect on the date of their report a system of internal accounting controls relating to its servicing procedures that was sufficient to prevent errors and irregularities that would be material to the assets of the trust;

                  o nothing has come to the accountants' attention that would cause them to believe that the master servicer or any servicer has failed to conduct its servicing in compliance with the Pooling and Servicing Agreement and any series supplement, except for such exceptions that the accountants believe to be immaterial and such other exceptions as will be set forth in their report; and

                  o the accountants have compared the mathematical calculations of the amounts set forth in the master servicer's monthly certificates delivered during the preceding fiscal year with the computer reports of the master servicer and each servicer that generated those amounts, and confirmed that those amounts agree, except for such exceptions that the accountants believe to be immaterial and such other exceptions as will be set forth in their report.

         The accountants will not follow procedures that constitute an audit conducted in accordance with generally accepted auditing standards.

                  The master servicer will deliver to the trustee, Discover Bank on behalf of the holder of the Seller Certificate and the Rating Agencies, on or before March 15 of each calendar year, an annual statement signed by an officer of the master servicer stating:

                  o that in the course of the officer's duties as an officer of the master servicer, the officer would normally obtain knowledge of any Master Servicer Termination Event, and

                  o whether or not the officer has obtained knowledge of any Master Servicer Termination Event during the preceding fiscal year ended November 30, and, if so, specifying each Master Servicer Termination Event of which the signing officer has knowledge and the nature of that event.

         Each servicer will deliver a similar annual statement covering the applicable period with respect to Servicer Termination Events.

10.      THE SELLER

         a. Delete the text under the heading "Greenwood" on page 66 and substitute the following:

                  Discover Bank is a wholly owned subsidiary of NOVUS and an indirect subsidiary of Morgan Stanley. NOVUS acquired Discover Bank in January 1985. Discover Bank was chartered as a banking corporation under the laws of the State of Delaware in 1911, and its deposits are insured by the FDIC. Discover Bank is not a member of the Federal Reserve System. The executive office of Discover Bank is located at 12 Read's Way, New Castle, Delaware 19720. In addition to the experience obtained by Discover Bank in the bank card business since 1985, a majority of the senior management of the credit, operations and data processing functions for the Discover Card at Discover Bank and DFS, has had extensive experience in the credit operations of other credit card issuers. DFS performs sales and marketing activities, provides operational support for the Discover Card program and maintains merchant relationships.

                  CEBA, as amended by the Gramm-Leach-Bliley Financial Modernization Act of 1999, places certain limitations on Discover Bank. See "Risk Factors -- Legislation." Discover Bank believes that in light of the programs it has in place, the limitations of CEBA, as amended, will not have a material impact on the level of the Receivables or on Discover Bank's ability to service the Receivables.

                  Discover Bank and its affiliates may own certificates in their own names.

         b. Delete the first paragraph under the subheading "Insolvency-Related Matters" on page 66 and substitute the following:

                  Discover Bank has granted to the trustee, on behalf of the trust, a security interest in the Receivables. The UCC defines the term "security interest" to include an interest in personal property that secures payment of an obligation and the interest of a buyer of accounts. Discover Bank's counsel has advised it that the Receivables constitute accounts under the UCC. To the extent that the security interest granted to the trustee is validly perfected prior to an insolvency of Discover Bank and not taken in contemplation of that insolvency or with the intent to hinder, delay or defraud Discover Bank or its creditors, a receiver or conservator of Discover Bank should not be able to invalidate this security interest or recover payments made in respect of the Receivables, other than payments made to Discover Bank by the trust related to Discover Bank's interest in the Seller Certificate. If, however, a receiver or conservator of Discover Bank were to assert a contrary position or were to submit a claim and complete the administrative claims procedure established under the Federal Deposit Insurance Act, as amended, requiring the trust to establish its right to cash collections that Discover Bank possesses as servicer or in any other capacity, the trust may be required to delay or possibly reduce payments to you on the certificates.

                  In addition, if the FDIC is appointed as conservator or receiver for Discover Bank, it has the power under the Federal Deposit Insurance Act, as amended, to repudiate contracts, including contracts of Discover Bank such as the Pooling and Servicing Agreement. On August 11, 2000, the FDIC adopted a final rule effective September 11, 2000 regarding the treatment by the FDIC, as receiver or conservator of an insured depository institution, such as Discover Bank, of financial assets transferred by an institution in connection with a securitization. Subject to the conditions described in the rule, the FDIC will not seek to recover or reclaim such financial assets in exercising its statutory authority to repudiate contracts described above; however, the FDIC may still exercise its repudiation powers to terminate Discover Bank's servicing obligations or obligations to transfer new receivables to the trust after the date of receivership. We expect the rule to apply in the event of a receivership or conservatorship involving Discover Bank; however, we cannot assure you that the rule will apply. As discussed above in connection with the FDIC's repudiation powers, the rule does not limit certain other powers of the FDIC. We note, for example, that the FDIC has taken the position, in connection with a credit card securitization not involving Discover Bank, that an amortization event related solely to the appointment of a receiver for the sponsoring bank is unenforceable. Additionally, in a footnote to an interagency advisory, the FDIC and other federal regulatory agencies indicated that this type of amortization event may be void or voidable under the Federal Deposit Insurance Act.

11.      CERTAIN LEGAL MATTERS RELATING TO THE RECEIVABLES

         a. Delete the second paragraph under the heading "Transfer of Receivables" on page 67 and substitute the following:

                  The Receivables are "accounts" as defined in Article 9 of the UCC as in effect in the state in which the seller of that Receivable is located, which would be the state of incorporation for a corporation organized under the laws of a state. To the extent Article 9 of the UCC applies, it treats both the absolute transfer of those Receivables and the transfer of those Receivables to secure an obligation as creating a security interest in those Receivables. The trustee must file financing statements to perfect the trust's security interest in those Receivables. The trustee has filed a financing statement, and the trustee will file continuation statements covering the Receivables, under the UCC as in effect in Delaware to protect the trust. However, if the FDIC were appointed as receiver of Discover Bank, certain administrative expenses of the receiver might have priority over the interest of the trust in Receivables originated by Discover Bank.

         b. Delete the second sentence under the heading "Certain UCC Matters" on page 68 and substitute the following:

                  Under the Pooling and Servicing Agreement, however, Discover Bank has agreed to repurchase the Receivables in any Account containing a Receivable that has been transferred to the trust and that is not free and clear of the lien of any third party at the time of transfer, if the existence of those liens has a material adverse effect on the certificateholders' interest in the Receivables as a whole.

         c. Delete the second sentence under the heading "Consumer Protection Laws and Debtor Relief Laws Applicable to the Receivables" on page 68 and substitute the following:

         These laws and regulations include the Federal Truth-in-Lending Act and Fair Credit Billing Act, and the provisions of the Federal Reserve Board's Regulation Z issued under each of them, the Equal Credit Opportunity Act and the provisions of the Federal Reserve

         Board's Regulation B issued under it, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act.

         d. Delete the last full paragraph under the heading "Consumer Protection Laws and Debtor Relief Laws Applicable to the Receivables" on page 69.

         e. Delete the text under the heading "Claims and Defenses of Cardmembers Against the Trust" on page 69 and substitute the following:

                  The UCC provides that unless an obligor has made an enforceable agreement not to assert defenses or claims, the rights of the trust, as assignee, are subject to all terms of the contract between Discover Bank and the obligor and any defense or claim in recoupment arising from the transaction that gave rise to that contract, and to any other defense or claim of the obligor against Discover Bank that accrues before the obligor receives notification of the assignment authenticated by the assignor or the assignee. The UCC also states that any obligor may discharge its obligation by paying Discover Bank until but not after:

                  o the obligor receives a notification, authenticated by the assignor or the assignee, reasonably identifying the rights assigned, that the amount due or to become due has been assigned and that payment is to be made to the trustee, and

                  o if requested by the obligor, the trustee has furnished reasonable proof of the assignment.

                  The UCC makes clear that these rules are subject to other law establishing special rules for consumer obligors.

12.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         a. Delete the heading and the text beginning with the heading "Certain Federal Income Tax Consequences" on pages 69-75 and substitute the following:

                  FEDERAL INCOME TAX CONSEQUENCES

         GENERAL

                  This summary of the material federal income tax consequences to investors in certificates is based on the opinion of Latham & Watkins as tax counsel to Discover Bank. This summary is based on the Internal Revenue Code of 1986, as amended, or the "Code," Treasury Regulations and judicial and administrative rulings and decisions as of the date of this annual appendix. We cannot assure you that the Internal Revenue Service will agree with the conclusions in this summary, and we have not sought and will not seek a ruling from the Internal Revenue Service on the expected federal tax consequences described in this summary. Subsequent legislative, judicial or administrative changes--which may or may not be applied retroactively--could change these tax consequences.

                  This summary assumes that you hold a certificate as a capital asset--generally property held for investment--within the meaning of
         Section 1221 of the Code. In addition, although we provide certain limited discussions of particular topics, in general we have not considered your particular tax consequences in this summary if you are subject to special treatment under the federal income tax laws, because, for example, you are:

                  o        a life insurance company;

                  o        a tax-exempt organization;

                  o        a financial institution;

                  o        a broker-dealer;

                  o an investor that has a functional currency other than the United States dollar; or

                  o an investor that holds certificates as part of a hedge, straddle or conversion transaction.

                  If a partnership holds certificates, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership, you should consult your own tax advisor regarding these special rules. We also do not deal with all aspects of federal income taxation that may affect you in light of your individual circumstances and we do not address any tax consequences relating to the alternative minimum tax. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING AND DISPOSING OF CERTIFICATES.

         TAX TREATMENT OF THE CERTIFICATES AS DEBT

                  Discover Bank will treat the certificates as debt for federal, state and local income and franchise tax purposes. By accepting a certificate, you also have committed to treat your certificates as debt of Discover Bank for federal, state and local income and franchise tax purposes. However, the Pooling and Servicing Agreement and each series supplement generally refer to the transfer of the Receivables as a "sale," and Discover Bank has informed its tax counsel that:

                  o Discover Bank uses different criteria to determine the nontax accounting treatment of the transaction; and

                  o for regulatory and financial accounting purposes, Discover Bank will treat the transfer of the Receivables under the Pooling and Servicing Agreement and each series supplement as a transfer of an ownership interest in the Receivables and not as the creation of a debt obligation.

                  In general, whether for federal income tax purposes a transaction constitutes a sale and purchase or a loan secured by the transferred property is a question of fact. This question is generally resolved based on the economic substance of the transaction, rather than its form. In the case of the certificates, the issue is whether the investors have loaned money to Discover Bank or have purchased Receivables from Discover Bank through ownership of the certificates. In some cases, courts have held that a taxpayer is bound by the form of the transaction even if the substance does not comport with its form. Although the matter is not free from doubt, Discover Bank's tax counsel believes that the rationale of those cases will not apply to this transaction, based, in part, upon:

                  o Discover Bank's expressed intent to treat the certificates for federal, state and local income and franchise tax purposes as debt secured by the Receivables and other assets held in the trust; and

                  o each investor's commitment, by accepting a certificate, similarly to treat the certificates for federal, state and local income and franchise tax purposes as debt.

                  Although the Internal Revenue Service and the courts have established several factors to be considered in determining whether, for federal income tax purposes, a transaction in substance constitutes a purchase and sale of property or a loan secured by the transferred property, including the form of the transaction, it is the opinion of Discover Bank's tax counsel that the primary factor in this case is whether the investors, through ownership of the certificates, have assumed the benefits and burdens of ownership of the Receivables. Discover Bank's tax counsel has concluded for federal income tax purposes that, although the matter is not free from doubt, the benefits and burdens of ownership of the Receivables have not been transferred to the investors, through ownership of the certificates.

                  For the reasons described above, Discover Bank's tax counsel has advised Discover Bank that, in their opinion, under applicable law, the certificates will be treated as debt of Discover Bank for federal income tax purposes, although the matter is not free from doubt as the Internal Revenue Service or the courts may not agree. See "--Possible Characterization of the Certificates" for a discussion of your federal income tax consequences if your certificates are not treated as debt of Discover Bank for federal income tax purposes. Except for that discussion, the following discussion assumes that your certificates will be treated as debt of Discover Bank for federal income tax purposes.

         UNITED STATES INVESTORS

                  The rules set forth below apply to you only if you are a "United States Person." Generally, a "United States Person" is a beneficial owner of a certificate that is:

                  o        a citizen or resident of the United States;

                  o a corporation or partnership, including an entity treated as a corporation or partnership for federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state;

                  o an estate the income of which is subject to United States federal income taxation regardless of the source of that income; or

                  o a trust if a court within the United States is able to exercise primary supervision over the trust's administration, and one or more United States persons have the authority to control all substantial decisions of the trust, and certain other trusts in existence on August 20, 1996 that have validly elected to be treated as United States Persons.

                  Stated Interest on Certificates. Subject to the discussion below:

                  o if you use the cash method of accounting for tax purposes, you generally will be taxed on the interest on your certificate at the time it is paid to you; or

                  o if you use the accrual method of accounting for tax purposes, you generally will be taxed on the interest on your certificate at the time it accrues.

         The interest on your certificate will be treated as ordinary income and generally will constitute "investment income" for purposes of certain limitations of the Code concerning the deductibility of investment interest expense.

                  Market Discount. The market discount rules generally provide that, subject to a statutorily-defined de minimis exception, if you acquire a certificate at a market discount (i.e., at a price below the stated redemption price at maturity of the certificate) and you later recognize gain upon a disposition of the certificate (or dispose of it in certain nonrecognition transactions such as a gift), you must treat as ordinary interest income at the time of disposition the lesser of your recognized gain (or, in the case of an applicable nonrecognition transaction, your deemed gain based on the fair market value of the certificate at the time of the nonrecognition transaction) or the portion of the market discount that accrued while you held the certificate. If you acquire a certificate at a market discount, you will be required to treat as ordinary interest income the portion of any principal payment (including a payment on maturity) attributable to accrued market discount on your certificate. If you acquire a certificate at a market discount, you may be required to defer the deduction of a portion of any interest expense that you might otherwise be able to deduct on any debt you incurred or maintained to purchase or carry the certificate until you dispose of the certificate in a taxable transaction.

                  If you acquire a certificate at a market discount, you may elect to include market discount in income as the discount accrues, either on a ratable basis or, if you so elect, on a constant interest rate basis. Once you make this election to include the discount in your income as it accrues, it applies to all market discount obligations that you acquire on or after the first day of the first taxable year to which your election applies, and you may not revoke it without the consent of the Internal Revenue Service. If you elect to include market discount in income as it accrues, you will not recognize ordinary income on sales, principal payments and certain other dispositions of the certificates and you will not have to defer interest deductions on debt related to the certificates.

                  Amortizable Bond Premium. Generally, if the price you paid for your certificate or your tax basis in your certificate exceeds the sum of all amounts payable on the certificate after your acquisition date other than payments of qualified stated interest, the excess may constitute amortizable bond premium that you may elect to amortize under the constant interest rate method over the period from your acquisition date to the certificate's maturity date. If your certificates are subject to Section 1272(a)(6) of the Code, which applies to debt instruments on which payments may be accelerated due to prepayments of other obligations securing those debt instruments or, to the extent provided in Treasury Regulations, by reason of other events, the application of the amortizable bond premium rules is unclear, as the amortizable bond premium Treasury Regulations specifically exclude from their application instruments subject to Section 1272(a)(6). Because no Treasury Regulations have been issued interpreting Section 1272(a)(6), you should consult your own tax advisors about the possible application of these rules. You may generally treat amortizable bond premium as an offset to interest income on the certificate, rather than as a separate interest deduction item subject to the investment interest limitations of the Code. If you elect to amortize bond premium, you must generally reduce your tax basis in the related certificate by the amount of bond premium used to offset interest income.

                  Dispositions of Certificates. In general, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of your certificate measured by the difference between:

                  o the amount of cash and the fair market value of any property received for the certificate, other than the amount attributable to, and taxable as, accrued but unpaid interest; and

                  o your tax basis in the certificate, as increased by any market discount, including de minimis amounts, that you previously included in income, and decreased by any deductions previously allowed to you for amortizable bond premium and by any payments reflecting principal that you received with respect to the certificate.

                  Subject to the market discount rules discussed above, if you hold your certificate for more than one year before its taxable disposition, any gain or loss generally will be long-term capital gain or loss. The deductibility of capital losses may be subject to limitation. The excess of net long-term capital gains over net short-term capital losses may be taxed at a lower rate than ordinary income for individuals, estates and trusts.

         FOREIGN INVESTORS

                  The following summary of the United States federal income and estate tax consequences of the purchase, ownership, sale or other disposition of a certificate applies to you only if you are a "Non-U.S. Holder." You are generally a "Non-U.S. Holder" if, for United States federal income tax purposes, you are a beneficial owner of a certificate and you are:

                  o        a foreign corporation;

                  o        a nonresident alien individual;

                  o        a foreign estate or trust; or

                  o        foreign partnership;

         as each term is defined in the Code. Some Non-U.S. Holders, including certain residents of certain United States possessions or territories, may be subject to special rules not discussed in this summary.

                  Interest paid to you on your certificate will not be subject to withholding of United States federal income tax, provided that:

                  o you are not a "10 percent shareholder" of Discover Bank or a "controlled foreign corporation" with respect to which Discover Bank is a "related person" within the meaning of the Code, and either

                           o you represent that you are not a United States Person and provide your name and address to Discover Bank or its paying agent on a properly executed Internal Revenue Service Form W-8BEN, signed under penalties of perjury; or

                           o a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds your certificate on your behalf, certifies to Discover Bank or its paying agent under penalties of perjury that it has received the appropriate certification form from you or from another qualifying financial institution intermediary, and provides a copy to Discover Bank or its paying agent; or

                  o these interest payments are effectively connected with your conduct of a trade or business within the United States and you provide a properly executed Internal Revenue Service Form W-8ECI.

         Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to Discover Bank or its paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the Internal Revenue Service, and such intermediaries generally are not required to forward any certification forms received from you. If the exemptions from withholding do not apply to you, interest paid to you generally will be subject to withholding of United States federal income tax at a 30% rate, unless reduced by an applicable tax treaty.

                  You generally will not be subject to United States federal income tax on gain realized on the disposition of your certificate, including gain attributable to accrued interest, as addressed in the preceding paragraph, provided that:

                  o the gain is not effectively connected with your conduct of a trade or business within the United States; and

                  o        if you are an individual,

                           o you have not been present in the United States for 183 days or more in the taxable year of the disposition, or

                           o you do not have a "tax home" in the United States and the gain is not attributable to an office or other fixed place of business that you maintain in the United States.

                  If the interest or gain on your certificate is effectively connected with your conduct of a trade or business within the United States, then although you will be exempt from the withholding of tax previously discussed if you provide an appropriate certification form, you generally will be subject to United States federal income tax on the interest or gain at regular federal income tax rates in a similar fashion to a United States Person. See "--United States Investors." In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

                  If you are an individual and are not a citizen or resident of the United States at the time of your death, your certificates will generally not be subject to United States federal estate tax as a result of your death if, immediately before death,

                  o        you were not a "10 percent shareholder" of Discover
                           Bank, and

                  o your interest on the certificate was not effectively connected with your conduct of a trade or business within the United States.

                  THE ABOVE DESCRIPTION OF THE POTENTIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS IS NECESSARILY INCOMPLETE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS ABOUT THESE MATTERS.

         BACKUP WITHHOLDING AND INFORMATION REPORTING

                  If you are a United States Person but not a corporation, financial institution or certain other type of entity, information reporting requirements will apply to certain payments of principal and interest on a certificate and to proceeds of certain sales before maturity. In addition, if you do not provide a correct taxpayer identification number and other information, or do not comply with certain other requirements or otherwise establish an exemption, Discover Bank, a paying agent, or a broker, as the case may be, will be required to withhold from these payments to you a tax computed using the applicable tax rate.

                  If you are a Non-U.S. Holder, backup withholding generally will not apply to payments to you of principal and interest on a certificate if you properly certify under penalties of perjury that you are not a United States Person or otherwise qualify for an exemption. Information reporting on Internal Revenue Service Form 1042-S may apply to payments of interest even if the certification is provided. Generally, information reporting, but not backup withholding, will apply to payments of the proceeds of your sale of a certificate to or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States, unless:

                  o the broker has evidence in its records that you are not a United States Person and certain other conditions are met; or

                  o        you otherwise qualify for an exemption.

         Information reporting and backup withholding generally will apply to payments of the proceeds of your sale of a certificate to or through the United States office of a broker unless:

                  o you properly certify under penalties of perjury that you are not a United States Person and certain other conditions are met; or

                  o        you otherwise qualify for an exemption.

                  If you provide the Internal Revenue Service with the information it requires, you will receive a refund or a credit against your United States federal income tax liability for any amounts withheld from your payments under the backup withholding rules.

                  THESE WITHHOLDING AND REPORTING RULES ARE COMPLEX AND THE DISCUSSION ABOVE IS NECESSARILY INCOMPLETE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS ABOUT THESE MATTERS.

         POSSIBLE CHARACTERIZATION OF THE CERTIFICATES

                  The above discussion assumes that the certificates will be treated as debt of Discover Bank for federal income tax purposes. However, although Discover Bank's tax counsel has rendered an opinion to that effect with respect to the certificates, the matter is not free from doubt, and we cannot assure you that the Internal Revenue Service or the courts will agree with the opinion of Discover Bank's tax counsel. If the Internal Revenue Service were to contend successfully that the certificates are not debt of Discover Bank for federal income tax purposes, it could find that the arrangement created by the Pooling and Servicing Agreement and the series supplement should be classified as a "publicly traded partnership" taxable as a corporation or as a partnership that is not taxable as a corporation.

                  If your certificates were treated as interests in a partnership, the partnership may be treated as a "publicly-traded partnership" taxable as a corporation, in which case the income from the assets of the trust would be subject to federal income tax and tax imposed by certain states where the entity would be considered to have operations at corporate rates, which would reduce the amounts available for distribution to you. Under these circumstances, your certificates may be treated as debt of an entity taxable as a corporation or, alternatively, as equity of such an entity in which latter case interest payments to you could be treated as dividends and, if you are a Non-U.S. Holder, could be subject to United States federal income tax and withholding at a rate of 30%, unless reduced by an applicable tax treaty.

                  Alternatively, if the partnership were not taxable as a corporation--for example, because of an exception for a "publicly-traded partnership" whose income is interest that is not derived in the conduct of a financial business--the partnership would not be subject to federal income tax. Rather, you would be required to include in income your share of the income and deductions generated by the assets of the trust, as determined under partnership tax accounting rules. In that event, the amount, timing and character of the income required to be included in your income could differ materially from the amount, timing and character of income if your certificates were characterized as debt of Discover Bank. It also is possible that such a partnership could be subject to tax in certain states where the partnership is considered to be engaged in business, and that you, as a partner in such a partnership, could be taxed on your share of the partnership's income in those states.

                  In addition, if such a partnership is considered to be engaged in a trade or business within the United States, the partnership would be subject to a withholding tax on distributions to Non-U.S. Holders or, at its election, income allocable to Non-U.S. Holders, and each Non-U.S. Holder would be credited for the Non-U.S. Holder's share of the withholding tax paid by the partnership. Moreover, the Non-U.S. Holder generally would be subject to United States federal income tax at regular federal income tax rates, and possibly a branch profits tax, in the case of a corporate Non-U.S. Holder, as previously described. See "--Foreign Investors." Further, even if the partnership is not considered to be engaged in a trade or business within the United States, it appears that partnership withholding will be required in the case of any Non-U.S. Holder that is engaged in a trade or business within the United States to which the certificate income is effectively connected. Although there may be arguments to the contrary, it appears that if such a partnership is not considered to be engaged in a trade or business within the United States and if income with respect to a certificate is not otherwise effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder, the Non-U.S. Holder would be subject to United States federal income tax and withholding at a rate of 30%, unless reduced by an applicable treaty, on the Non-U.S. Holder's distributive share of the partnership's interest income.

                  Based on the advice of Discover Bank's tax counsel as to the likely treatment of the certificates for federal income tax purposes, Discover Bank and the trust will not attempt to cause the arrangement created by the Pooling and Servicing Agreement and the series supplement to comply with the federal or state income tax reporting requirements applicable to partnerships or corporations. If this arrangement were later held to constitute a partnership or corporation for federal income tax purposes, it is not clear how the arrangement would comply with applicable reporting requirements.

                  YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE RISK THAT THE CERTIFICATES WILL NOT BE TREATED AS DEBT OF DISCOVER BANK, AND THE POSSIBLE TAX CONSEQUENCES OF POTENTIAL ALTERNATIVE TREATMENTS.

13.      CERTAIN STATE TAX CONSEQUENCES

         Delete the heading and the text beginning with the heading "Certain State Tax Consequences" on pages 75-76 and substitute the following:

         STATE AND LOCAL TAXATION

                  The discussion above does not address the tax consequences to investors of the purchase, ownership or disposition of a certificate under any state or local tax law. Each investor should consult its own tax advisor regarding any state and local tax consequences of purchasing, owning or disposing of a certificate.

14.      ERISA CONSIDERATIONS

         Delete the heading and the text beginning with the subheading "ERISA Considerations" on pages 76-77 and substitute the following:

         ERISA CONSIDERATIONS

                  The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Code impose certain requirements on employee benefit plans, including Individual Retirement Accounts and Individual Retirement Annuities--collectively "IRAs"--to which they apply and on fiduciaries of those plans. In accordance with ERISA's general fiduciary standards, before investing in certificates, a plan fiduciary should determine whether the governing plan instruments permit the investment. Additionally, the plan fiduciary should determine if the certificates are appropriate for the plan in view of the risks associated with the investment, the plan's overall investment policy and the composition and diversification of its portfolio. ERISA and the Code prohibit certain transactions involving the assets of a plan and persons who have certain specified relationships to the plan--"parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of the Code. Prohibited transactions may generate excise taxes and other liabilities. Prohibited transactions involving IRAs may result in the disqualification of the IRAs. Thus, a plan fiduciary considering an investment in certificates should also consider whether the investment might constitute or give rise to a prohibited transaction under ERISA or the Code.

                  Certain transactions involved in operating the trust might be deemed to constitute prohibited transactions under ERISA and the Code, if assets of the trust were deemed to be assets of an investing plan. ERISA and the Code do not define "plan assets." The U.S. Department of Labor, or the DOL, has published a regulation that defines when a plan's investment in an entity will be deemed to include an interest in the underlying assets of that entity, such as the trust, for purposes of the provisions of ERISA and the Code. Unless the plan's investment is an "equity interest," the underlying assets of the entity will not be considered assets of the plan under the DOL regulation. Under the DOL regulation, a beneficial ownership in a trust is deemed to be an equity interest. The DOL has ruled in an opinion letter, which is not binding upon Discover Bank, the trustee or any underwriter, that similar "pass through" certificates in a trust constituted equity interests.

                  Discover Bank has received an administrative exemption from the DOL, which we discuss below under "--Discover Bank's Prohibited Transaction Exemption," that, if applicable, would exempt certain transactions from the prohibited transaction rules in connection with a plan's acquisition of Class A certificates. In addition, certain transactions concerning plans holding either Class A certificates or Class B certificates would not be prohibited transactions, if, under the DOL regulation, assets of the trust were not considered assets of plans holding certificates.

         DISCOVER BANK'S PROHIBITED TRANSACTION EXEMPTIONS

                  The DOL has granted to Discover Bank an administrative exemption that, if applicable, excludes certain transactions relating to the trust and the Class A certificates from the prohibited transaction rules. See approval of individual prohibited transaction relief for Discover Bank, Final Authorization Number (FAN) 2000-05E (February 12, 2000) pursuant to Prohibited Transaction Exemption No. 96-62 (the "Exemption"). If the conditions of the Exemption are satisfied, the Exemption applies to the acquisition, holding and disposition of Class A certificates by a plan, as well as to the transactions relating to Class A certificates in connection with servicing, managing and operating the trust. We cannot assure you, however, that even if the conditions of the Exemption are satisfied, the Exemption will exclude all transactions involving the trust and the Class A certificates from the prohibited transaction rules. Moreover, the Exemption applies in only a limited fashion to a plan sponsored by any member of the "Restricted Group," which includes Discover Bank, the trustee, the master servicer or any servicer, or an underwriter, a party providing credit support, or the counterparty on an interest rate swap or cap, or any of their affiliates.

                  A number of the requirements of the Exemption relate to the general structure and operation of the trust, such as the trustee, the assets of the trust, Discover Bank's interest in the trust, transfers of Receivables into and out of the trust, and the operation of the trust in accordance with the Pooling and Servicing Agreement. Discover Bank believes that the trust satisfies these conditions.

                  Other requirements of the Exemption relate to the terms and conditions of the particular Class A certificates to be acquired by plans. These requirements include the requirements that:

                  o the Class A certificates cannot be subordinated to any other similar interests in the trust,

                  o the Class A certificates must be rated, at the time a plan acquires them, in one of the two highest rating categories by at least one rating agency, or, if they have a maturity of one year or less, they must have the highest short-term rating,

                  o the Class A certificates must have specified levels of credit support,

                  o certain other rating agency conditions must be satisfied,

                  o the certificates must be subject to early amortization or cash accumulation under certain circumstances,

                  o any interest rate swaps and caps must meet certain conditions,

                  o the Class A certificates must be sold initially in an underwriting or private placement, including a placement by underwriters or dealers on behalf of the trust,

                  o the initial sale must be by an entity that received an individual "Underwriter Exemption" from the DOL, an affiliate of such an entity, or a member of a selling group of which such an entity or affiliate is a manager or co-manager, and

                  o the trustee cannot be affiliated with any underwriter or member of the selling group for the Class A certificates, any provider of credit support for the Class A certificates, or any swap counterparty for the Class A certificates.

                  However, even if the terms and conditions of the Class A certificates satisfy the requirements of the Exemption, the purchase of the Class A certificates by a particular plan will be eligible for the benefits of the Exemption only if certain other conditions are satisfied. The fiduciary of the plan must itself determine whether these conditions are satisfied. These conditions include but are not limited to the following:

                  o The acquisition of Class A certificates must be on terms, including price, that are at least as favorable to the plan as such terms would be in an arm's length transaction with an unrelated party.

                  o Amounts retained by underwriters or selling agents for selling or placing the Class A certificates must be reasonable in amount, the servicing fee must be reasonable in amount, and the amounts received by Discover Bank upon the sale of Receivables to the trust cannot exceed the fair market value of the Receivables.

                  o The plan must be an "accredited investor" as defined in Rule 501(a) (1) of Regulation D under the Securities Act of 1933, as amended.

                  o In order for an acquisition of Class A certificates by a plan to be exempt from certain of the prohibited transaction rules concerning "self dealing"--i.e., Sections 406(b) (1) and (2) of ERISA and Section 4975(c) (1) (E) of the Code--the Exemption imposes additional requirements relating to the particular Plan. See Section I.B. of the Exemption. Plans investing in Class A certificates should carefully consider whether or not they need to rely on these particular provisions of the Exemption and, if so, whether they satisfy these requirements of Section I.B.

                  More generally, before investing in Class A certificates in reliance on the Exemption, a fiduciary of a plan should carefully consider the terms of the Exemption, the terms of the Class A certificates, the eligibility of the Class A certificates for the Exemption in light of, among other factors, the identity of the particular plan, and whether the Exemption will protect against all potential prohibited transactions.

         THE DOL REGULATION

                  The DOL Regulation contains an exception that provides that if a plan acquires a publicly-offered security, then the assets of the issuer of the security will not be deemed to be plan assets. A publicly-offered security is a security that is:

                  o        freely transferable,

                  o part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another by the conclusion of the offering, and

                  o        either is

                  o        part of a class of securities registered under
                           section 12(b) or 12(g) of the Securities Exchange Act of 1934, or

                  o sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days, or such later time as may be allowed by the Securities and Exchange Commission, after the end of the fiscal year of the issuer during which the offering of the securities to the public occurred.

                  If the Class A certificates are deemed to be debt and not equity interests for ERISA purposes, the purchase of the certificates by a plan with respect to which Discover Bank or one of its affiliates is a "party in interest" or "disqualified person" might be considered a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code unless an exemption applies. There are at least five prohibited transaction class exemptions issued by the DOL that might apply, depending in part on who decided to acquire the certificates for the Plan:

                  o DOL Prohibited Transaction Exemption ("PTE") 84-14 (Class Exemption for Plan Asset Transactions determined by Independent Qualified Professional Asset Managers);

                  o PTE 91-38 (Class Exemption for Certain Transactions Involving Bank Collective Investment Funds);

                  o PTE 90-1 (Class Exemption for Certain Transactions Involving Insurance Company Pooled Separate Accounts);

                  o PTE 95-60 (Class Exemption for Certain Transactions Involving Insurance Company General Accounts); and

                  o PTE 96-23 (Class Exemption for Plan Asset Transactions Determined by In-House Asset Managers).

                  Moreover, whether the Class A certificates are debt or equity for ERISA purposes, a possible violation of the prohibited transaction rules could occur if a fiduciary purchased certificates during the offering with assets of a plan if Discover Bank, the trustee, any underwriter or any of their affiliates was a fiduciary for that plan. Under ERISA and the Code, a person is a fiduciary for a plan to the extent:

                  o that person exercises any discretionary authority or discretionary control respecting management of the plan or exercises any authority or control respecting management or disposition of its assets,

                  o that person renders investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the plan, or has any authority or responsibility to do so, or

                  o that person has any discretionary authority or discretionary responsibility in the administration of the plan.

                  Accordingly, the fiduciaries of any plan should not purchase the Class A certificates during the offering with assets of any plan if Discover Bank, the trustee, the underwriters or any of their affiliates is a fiduciary for the plan.

                  IN LIGHT OF THE FOREGOING, FIDUCIARIES OF PLANS CONSIDERING THE PURCHASE OF CLASS A CERTIFICATES SHOULD CONSULT THEIR OWN BENEFITS COUNSEL OR OTHER APPROPRIATE

         COUNSEL ABOUT HOW ERISA AND THE CODE WILL APPLY TO THEIR PURCHASE OF CLASS A CERTIFICATES.

                  In addition, based on the reasoning of the United States Supreme Court's decision in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), under certain circumstances assets in the general account of an insurance company may be deemed to be plan assets for certain purposes, and under that reasoning a purchase of Class A certificates with assets of an insurance company's general account might be subject to the prohibited transaction rules described above. Insurance companies investing assets of their general accounts should also consider the potential effects of the enactment of section 401(c) of ERISA, Prohibited Transaction Exemption 95-60, Labor Department Regulation 29 CFR Section 2550.401c-1, and the fact that the Exemption has been designated by the Department of Labor as an "Underwriter Exemption" for purposes of Section V(h) of Prohibited Transaction Exemption 95-60.

15.      AVAILABLE INFORMATION

         Delete the heading and the text beginning with the heading "Available Information" on page 78 of the prospectus and substitute the following:

         WHERE YOU CAN FIND MORE INFORMATION

                  Discover Bank, as originator of the trust, and the trust have filed a registration statement with the SEC on behalf of the trust relating to the certificates offered by this prospectus. Discover Bank was formerly known as Greenwood Trust Company.

                  You may read and copy any reports, statements or other information that Discover Bank or the trust files at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference rooms. SEC filings relating to the trust are also available to the public on the SEC Internet site (http://www.sec.gov). The trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with that act, Discover Bank, on behalf of the trust, files reports and other information with the SEC.

16.      GLOSSARY OF TERMS

         a. Delete the definition of "Aggregate Invested Amount" on page 80 of the prospectus and substitute the following:

                  "AGGREGATE INVESTED AMOUNT" will mean at any time the sum of the series invested amounts of all series, including subseries, of certificates then issued and outstanding.

         b. Delete the definition of "Aggregate Investor Interest" on page 80 of the prospectus and substitute the following:

                  "AGGREGATE INVESTOR INTEREST" will mean at any time the sum of the series investor interests of all series, including subseries, of certificates then issued and outstanding.

         c. Delete the definition of "Aggregate Investor Percentage" on page 80 of the prospectus and substitute the following:

                  "AGGREGATE INVESTOR PERCENTAGE" will mean at any time the sum of the allocation percentages for all series, including subseries, of certificates then issued and outstanding.

         d. Delete the definition of "Certificateholder" or "Holder" on page 84 of the prospectus and substitute the following:

                  "CERTIFICATEHOLDER" OR "HOLDER" will mean an investor certificateholder, a Person in whose name a Certificate is registered in the register maintained pursuant to the Pooling and Servicing Agreement for the registration, transfer and exchange of Certificates, or a Person in whose name ownership of the uncertificated Seller Certificate is recorded in the books and records of the trustee.

         e. Delete the definition of "Charged-Off Amount" on page 84 of the prospectus and substitute the following:

                  "CHARGED-OFF AMOUNT" will mean, for any distribution date, the total amount of Receivables in Accounts that become Charged-Off Accounts in the previous calendar month minus:

            o the cumulative, uncollected amount previously billed by the servicers to Accounts that became Charged-Off Accounts during the previous calendar month with respect to finance charges, cash advance fees, annual membership fees, if any, fees for transactions that exceed the credit limit on the Account, late payment charges, and any other type of charges that the servicer has designated as "Finance Charge Receivables" for Accounts that are not Charged-Off Accounts, and

            o the full amount of any Receivables in these Charged-Off Accounts that Discover Bank repurchased.

         f. Add the definition of "Early Accumulation Period" on page 89 of prospectus:

                  "EARLY ACCUMULATION PERIOD" will not apply to this series. For any other series issued by the trust that has an Early Accumulation Period, the term will have the meaning set forth in the applicable series supplement.

         g. Delete the definition of "Economic Early Amortization Event" on page 89 of the prospectus and substitute the following:

                  "ECONOMIC EARLY AMORTIZATION EVENT" will mean the event specified in subparagraph (i) in "Description of the Investor Certificates -- Amortization Events."

         h. Delete the definition of "Finance Charge Collections" on page 90 of the prospectus and substitute the following:

                  "FINANCE CHARGE COLLECTIONS" for any calendar month will mean the sum of:

                  (a) the lesser of:

                      o the aggregate amount of Finance Charge Receivables for the preceding calendar month and

                      o collections actually received in the applicable calendar month; and

                  (b) all amounts received during the calendar month with respect to Receivables in the trust that have previously been charged-off as uncollectible; and

                  (c) any proceeds that Discover Bank has transferred to the trust from any charged-off receivables that Discover Bank has removed from the trust.

         i. Delete the definition of "Finance Charge Receivables" on page 90 of the prospectus and substitute the following:

                  "FINANCE CHARGE RECEIVABLES" will mean, for any Account for any calendar month,

                  o the net amount billed by the servicer during that month as periodic finance charges on the Account and cash advance fees, annual membership fees, if any, fees for transactions that exceed the credit limit on the Account, late payment charges billed during that month to the Account and any other charges that the servicer may designate as "Finance Charge Receivables" from time to time (provided that the servicer will not designate amounts owing for the payment of goods and services or cash advances as "Finance Charge Receivables"), minus

                  o if the Account becomes a Charged-Off Account during that month, the cumulative, uncollected amount previously billed by the servicer to the Account as periodic finance charges, cash advance fees, annual membership fees, if any, fees for transactions that exceed the credit limit on the Account, late payment charges and any other type of charges that the servicer has designated as "Finance Charge Receivables" with respect to Accounts that are not Charged-Off Accounts.

         j. Delete the definition of "Group Excess Spread" on page 91 of the prospectus and substitute the following:

                  "GROUP EXCESS SPREAD" will mean, for any distribution date, the sum of the Series Excess Spreads for each series, including each subseries, that is a member of the same group as this series, in each case for that distribution date.

         k. Delete the definition of "Group Principal Allocation Event" on page 91 of the prospectus and substitute the following:

                  "GROUP PRINCIPAL ALLOCATION EVENT" will mean the first distribution date, if any, on which:

                  o the sum of the amount of Series Principal Collections less the amount of Series Yield Collections for each series, including each subseries, that is a member of Group One that is not in its amortization period or its early accumulation period, if applicable, is less than

                  o the Group Required Principal Amount for that distribution date.

         l. Delete the definition of "Group Required Principal Amount" on page 91 of the prospectus and substitute the following:

                  "GROUP REQUIRED PRINCIPAL AMOUNT" will mean, with respect to Group One, for any distribution date, the sum of the Series Required Principal Amounts for that distribution date for each series, including each subseries, that is a member of Group One that is in its controlled liquidation period or accumulation period, as applicable.

         m. Delete the definition of "Minimum Principal Receivables Balance" on page 93 of the prospectus and substitute the following:

                  "MINIMUM PRINCIPAL RECEIVABLES BALANCE" will mean, on any date of determination, an amount equal to the sum of the series minimum principal receivables balances for each series, including each subseries, then outstanding.

         n. Delete the definition of "Portfolio Yield" on page 95 of the prospectus and substitute the following:

                  "PORTFOLIO YIELD" will mean, with respect to any calendar month, the annualized percentage equivalent of a fraction, the numerator of which will be the sum of:

                  o the amount of Finance Charge Collections received during that month;

                  o the amount of Series Yield Collections for each series then outstanding, including each subseries and including this series, for that month; and

                  o the amount of Series Additional Funds for each series then outstanding, including each subseries and including this series, for that month;

         and the denominator of which will be the total amount of Principal Receivables in the trust as of the first day of that month.

         o. Delete the definition of "Receivable" on page 95 of the prospectus and substitute the following:

                  "RECEIVABLE" will mean any amounts owing by the obligor under an Account from time to time, including, without limitation, amounts owing for the payment of goods and services, cash advances, finance charges and other charges, if any. A Receivable will be deemed to have been created at the end of the day on the date the servicer first records the transaction on the cardmember master file of the accounts maintained by the servicer or on the servicer's behalf, without regard to the effective date of recordation. A Receivable will not include any amount owing under a Charged-Off Account or an Account the Receivables in which have been repurchased pursuant to the Pooling and Servicing Agreement. Reference to a "receivable" will include any amount owing by an obligor under a Charged-Off Account or an Account in which the Receivables have been repurchased pursuant to the Pooling and Servicing Agreement.

         p. Delete the definition of "Recovered Amounts" on page 95 of the prospectus and substitute the following:

                  "RECOVERED AMOUNTS" will mean all amounts received with respect to receivables that have previously been charged-off as uncollectible, including without limitation all proceeds from sales of those receivables by the trust to third parties pursuant to the Pooling and Servicing Agreement.

         q. Delete the definition of "Seller Certificate" on page 97 of the prospectus and substitute the following:

                  "SELLER CERTIFICATE" will mean

                  o if a seller elects to evidence its fractional undivided interest in the trust in certificated form pursuant to the Pooling and Servicing Agreement, the certificate executed by the seller and authenticated by the trustee, or

                  o an uncertificated fractional undivided interest in the trust, as evidenced by a recording in the books and records of the trustee,

                  in each case representing a residual interest in the assets of the trust not represented by the Class A Certificates or the Class B Certificates.

         r. Delete the definition of "Series Available Principal Amount" on pages 97-98 of the prospectus and replace with the following:

                  "SERIES AVAILABLE PRINCIPAL AMOUNT" will mean, for any distribution date, if a Group Principal Allocation Event has occurred, for each series or subseries that is a member of Group One that is in its Controlled Liquidation Period or Accumulation Period, as applicable, an amount calculated as follows: for each such series or subseries, seriatim, beginning with the series or subseries with the largest Series Investor Interest for that distribution date -- and if more than one series or subseries has the same Series Investor Interest on that distribution date, beginning with whichever of those series or subseries has the longest time remaining in its Controlled Liquidation Period or Accumulation Period, as applicable, assuming that no Amortization Event or Early Accumulation Event occurs with respect to that series or subseries, an amount equal to:

                  o        the Group Available Principal Amount; less

                  o the Series Required Principal Amount for such series or subseries less the amount of such series' or subseries' Controlled Liquidation Amount or Controlled Accumulation Amount, as applicable, that was funded on that distribution date, including any portion of that amount that was funded by amounts withdrawn from the applicable Group Principal Collections Reallocation Account pursuant to the series supplement for that series or subseries.

         For purposes of calculating the Series Available Principal Amount for each other such series or subseries, the Group Available Principal Amount will be reduced by the Series Available Principal Amount for the prior series or subseries for which the Series Available Principal Amount was calculated.

         s. Delete the definition of "Series Required Principal Amount" on pages 99 of the prospectus and replace with the following:

                  "SERIES REQUIRED PRINCIPAL AMOUNT" will mean, with respect to each distribution date, with respect to each series or subseries that is a member of Group One that is in its controlled liquidation period or accumulation period, as applicable:

                  o        if the distribution date is not in March, 125%; or

                  o        if the distribution date is in March, 105%,

         of the scheduled principal payment or deposit, plus prior shortfalls, as applicable, for the series or subseries for that distribution date.

17. GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES (ANNEX II)

         Delete the annex "Global Clearance, Settlement and Tax Documentation Procedures (Annex II)" in its entirety.

18. CROSS-REFERENCES

         The following cross-references in the Prospectus are replaced as follows:

SECTION HEADING                    PAGE #   OLD CROSS-REFERENCE                   NEW CROSS-REFERENCE
------------------------------- ----------- ------------------------------------- ------------------------------------
Cover Page                      Cover Page  Special Considerations - Monthly      deleted
                                            Update of Certain Information
------------------------------- ----------- ------------------------------------- ------------------------------------
Cover Page                      Cover       Special Considerations -              deleted
------------------------------- ----------- ------------------------------------- ------------------------------------

                                             Annual Update of Certain
                                   Page      Information
------------------------------- ----------- ------------------------------------- ------------------------------------
Series Summary --Credit             7       Special Considerations - Credit       Risk Factors - Limited Credit
Enhancement                                 Enhancement                           Enhancement
------------------------------- ----------- ------------------------------------- ------------------------------------
Series Summary --Income Tax         8       Certain Federal Income Tax            Federal Income Tax Consequences
Withholding                                 Consequences
------------------------------- ----------- ------------------------------------- ------------------------------------
The Accounts - Billing and          20      Special Considerations - Consumer     Risk Factors - Deteriorations in
Payments                                    Protection Laws and Regulations       Trust Performance Could Cause an
                                                                                  Amortization Event - Consumer
                                                                                  Protection Laws and Regulations
------------------------------- ----------- ------------------------------------- ------------------------------------
The Seller - General                66      Special Considerations --             Risk Factors -- Legislation
                                            Legislation
------------------------------- ----------- ------------------------------------- ------------------------------------
Certain Legal Matters               68      Special Considerations - Certain      Risk Factors - Security Interests
Relating to the Receivables -               Legal Aspects                         and Insolvency Related Matters
Certain UCC Matters
------------------------------- ----------- ------------------------------------- ------------------------------------
Certain Legal Matters               69      Special Considerations - Consumer     deleted
Relating to the Receivables -               Protection Laws and Regulations
Consumer Protection Laws and
Debtor Relief Laws Applicable
to the Receivables
------------------------------- ----------- ------------------------------------- ------------------------------------

                                                                       ANNEX A

                                  OTHER SERIES

         The table below sets forth the principal characteristics of the Class A and Class B certificates of all of the series the trust has issued that are currently outstanding. All series are in Group One. For more specific information with respect to any series, you should contact the master servicer at (302) 323-7434. The master servicer will provide you, without charge, a copy of the prospectus, prospectus supplement, if applicable, and Series Supplement, without exhibits, for any publicly issued series.


SERIES                                    1993-3              1995-1              1996-3            1996-4              1997-3
                                       ------------        ------------        ------------      -------------       ------------
Initial Investor Interest
    Class A....................        $350,000,000        $600,000,000        $600,000,000       $1,000,000,000     $650,000,000
    Class B....................        $ 16,493,000        $ 31,579,000        $ 31,579,000       $   52,632,000     $ 34,211,000
Interest Rate
    Class A....................            6.20%          LIBOR + 0.28%            6.05%          LIBOR + 0.375%     LIBOR + 0.13%
    Class B....................            6.45%          LIBOR + 0.45%            6.25%          LIBOR + 0.55%      LIBOR + 0.31%
Initial Credit Enhancement(1)
    Class A....................            6.50%              11.00%               6.00%              11.00%            12.50%
    Class B....................            4.00%              6.00%                3.00%              6.00%              7.50%
Closing Date...................     November 23, 1993     April 19, 1995    February 21, 1996     April 30, 1996   October 23, 1997
Expected Maturity Date
    Class A....................     November 17, 2003    August 16, 2004    February 15, 2006     April 15, 2011   October 15, 2004
    Class B....................     December 15, 2003  September 15, 2004     March 15, 2006       May 16, 2011   November 15, 2004
Type of Principal Payment(2)
    Class A....................           Bullet              Bullet              Bullet              Bullet            Bullet
    Class B....................           Bullet              Bullet              Bullet              Bullet            Bullet
Series Termination Date........        May 16, 2006     February 16, 2007     August 18, 2008   October 16, 2013    April 17, 2007




SERIES                                     1998-3              1998-5            1998-6             1998-7              1999-5
                                        ------------        ------------      ------------      --------------       ------------
Initial Investor Interest
    Class A.....................        $750,000,000         $671,980,000       $500,000,000     $1,000,000,000      $500,000,000
    Class B.....................        $ 39,474,000         $ 35,368,000       $ 26,316,000     $   52,632,000      $ 26,316,000
Interest Rate
    Class A.....................       LIBOR + 0.125%       LIBOR - 0.125%         5.85%              5.60%          LIBOR + 0.18%
    Class B.....................        LIBOR + 0.29%       LIBOR + 0.33%          6.05%              5.90%          LIBOR + 0.41%
Initial Credit Enhancement(1)
    Class A.....................           12.50%               12.50%             8.50%              8.50%             12.50%
    Class B.....................            7.50%               7.50%              4.00%              4.00%              7.50%
Closing Date....................       March 25, 1998       June 12, 1998      July 30, 1998   November 12, 1998     June 15, 1999
Expected Maturity Date
    Class A.....................       March 17, 2003       June 16, 2008      July 15, 2003   November 17, 2003     June 15, 2004
    Class B.....................       April 15, 2003       July 15, 2008     August 15, 2003   December 15, 2003    July 15, 2004
Type of Principal Payment(2)
    Class A.....................           Bullet               Bullet             Bullet            Bullet             Bullet
    Class B.....................           Bullet               Bullet             Bullet            Bullet             Bullet
Series Termination Date.........     September 16, 2005   December 16, 2010  January 18, 2006     May 16, 2006    December 18, 2006

---------------

(1) Expressed as a percentage of the initial Series Investor Interest.

(2) "Bullet" means that the trust is scheduled to repay principal in one payment.


SERIES                                 1999-6              2000-1              2000-2                2000-3             2000-4
                                    ------------        ------------        ------------          ------------       ------------
Initial Investor Interest
    Class A....................     $750,000,000        $500,000,000        $750,000,000          $500,000,000       $650,000,000
    Class B....................     $ 39,474,000        $ 26,316,000        $ 39,474,000          $ 26,316,000       $ 34,211,000
Interest Rate
    Class A....................         6.85%           LIBOR + 0.17%      LIBOR + 0.18%         LIBOR + 0.12%       LIBOR + 0.21%
    Class B....................         7.10%           LIBOR + 0.37%      LIBOR + 0.37%         LIBOR + 0.30%       LIBOR + 0.45%
Initial Credit Enhancement(1)
    Class A....................         8.50%              12.50%              12.50%                12.50%             12.50%
    Class B....................         4.00%               7.50%              7.50%                 7.50%               7.50%
Closing Date...................  December 14, 1999    January 27, 2000     March 14, 2000        April 4, 2000       May 10, 2000
Expected Maturity Date
    Class A....................   January 18, 2005   February 15, 2005     March 15, 2005        March 17, 2003      May 15, 2007
    Class B....................  February 15, 2005     March 15, 2005      April 15, 2005        April 15, 2003      June 15, 2007
Type of Principal Payment(2)
    Class A....................        Bullet              Bullet              Bullet                Bullet             Bullet
    Class B....................        Bullet              Bullet              Bullet                Bullet             Bullet
Series Termination Date........     July 17, 2007      August 16, 2007  September 18, 2007    September 16, 2005  November 17, 2009


SERIES                                    2000-A              2000-5             2000-6(4)          2000-7(4)          2000-8
                                      --------------       --------------      ------------       ------------     --------------
Initial Investor Interest
    Class A......................     $4,000,000,000      $1,200,000,000        $700,000,000       $850,000,000      $1,000,000,000
    Class B......................           N/A           $   63,158,000        $ 36,843,000       $ 44,737,000      $   52,632,000
Interest Rate
    Class A......................       Variable(3)        LIBOR + 0.18%       LIBOR + 0.13%      LIBOR + 0.1725%    LIBOR + 0.10%
    Class B......................           N/A            LIBOR + 0.41%       LIBOR + 0.36%      LIBOR + 0.4125%    LIBOR + 0.34%
Initial Credit Enhancement(1)
    Class A......................          8.00%              12.50%               12.50%             12.50%             12.50%
    Class B......................           N/A                7.50%               7.50%               7.50%             7.50%
Closing Date.....................      May 22, 2000        June 6, 2000        June 19, 2000       June 20, 2000   October 24, 2000
Expected Maturity Date
    Class A......................       Variable(3)        May 16, 2005        July 15, 2005       June 15, 2007   October 15, 2003
    Class B......................           N/A            June 15, 2005       July 15, 2005       June 15, 2007   October 15, 2003
Type of Principal Payment(2)
    Class A......................    Bullet/Amort.(3)         Bullet               Bullet             Bullet             Bullet
    Class B......................           N/A               Bullet               Bullet             Bullet             Bullet
Series Termination Date..........     May 18, 2010(3)   November 16, 2007    January 16, 2008   December 16, 2009    April 18, 2006


SERIES                                    2000-9            2001-1             2001-2              2001-3               2001-4
                                       ------------     --------------      --------------      ------------         ------------
Initial Investor Interest
    Class A.....................     $500,000,000      $1,200,000,000      $1,100,000,000       $750,000,000          $500,000,000
    Class B.....................     $ 26,316,000      $   63,158,000      $   57,895,000       $ 39,474,000          $ 26,316,000
Interest Rate
    Class A.....................         6.35%          LIBOR + 0.22%       LIBOR + 0.16%      LIBOR + 0.15%         LIBOR + 0.09%
    Class B.....................     LIBOR + 0.42%      LIBOR + 0.55%       LIBOR + 0.46%      LIBOR + 0.42%         LIBOR + 0.37%
Initial Credit Enhancement(1)
    Class A.....................         9.00%             12.50%              12.50%              12.50%                12.50%
    Class B.....................         5.50%              7.50%               7.50%              7.50%                 7.50%
Closing Date....................  December 19, 2000    January 4, 2001    January 16, 2001     March 15, 2001       April  17, 2001
Expected Maturity Date
    Class A.....................   January 17, 2006   January 15, 2008    January 17, 2006     March 15, 2006        April 15, 2004
    Class B.....................  February 15, 2006  February 15, 2008   February 15, 2006     April 17, 2006         May 17, 2004
Type of Principal Payment(2)
    Class A.....................        Bullet             Bullet              Bullet              Bullet                Bullet
    Class B.....................        Bullet             Bullet              Bullet              Bullet                Bullet
Series Termination Date.........     July 16, 2008      July 16, 2010       July 16, 2008   September 16, 2008     October 17, 2006


-------------------

(3) Series 2000-A consists of discount certificates with expected maturities of 1 to 94 days, which may become amortizing, interest-bearing extended certificates with final maturities of 397 days, and may include amortizing, interest-bearing maturity certificates. The series termination date may vary depending on the type of certificates then outstanding in Series 2000-A, and may be extended. Series 2000-A certificates were issued only to qualified institutional buyers and are not publicly available.

(4) For Series 2000-6 and 2000-7, "LIBOR" means the London interbank offered rate for three-month dollar deposits, determined two business days before the start of each interest accrual period.

SERIES                                    2001-5              2001-6           2002-1              2002-2              2002-3
                                      --------------      ------------     --------------       ------------        ------------
Initial Investor Interest
    Class A....................       $1,000,000,000      $500,000,000      $1,000,000,000      $750,000,000         $900,000,000
    Class B....................       $   52,632,000      $ 26,316,000      $   52,632,000      $ 39,474,000         $ 47,369,000
Interest Rate
    Class A....................            5.30%              5.75%         LIBOR + 0.07%           5.15%            LIBOR + 0.11%
    Class B....................            5.65%          LIBOR + 0.43%     LIBOR + 0.40%           5.45%            LIBOR + 0.41%
Initial Credit Enhancement(1)
    Class A....................            8.50%              9.00%             12.50%              8.50%               12.50%
    Class B....................            4.00%              5.50%             7.50%               4.00%                7.50%
Closing Date...................        May 24, 2001       July 24, 2001   January 23, 2002     April 25, 2002        May 29, 2002
Expected Maturity Date
    Class A....................        May 17, 2004       June 15, 2006   January 18, 2005     April 16, 2007        May 15, 2007
    Class B....................        June 15, 2004      July 17, 2006   February 15, 2005     May 15, 2007         June 15, 2007
Type of Principal Payment(2)
    Class A....................           Bullet             Bullet             Bullet             Bullet               Bullet
    Class B....................           Bullet             Bullet             Bullet             Bullet               Bullet
Series Termination Date........     November 16, 2006  December 16, 2008    July 17, 2007     October 16, 2009    November 17, 2009

                                                                               2003-1,            2003-1,              2003-1,
SERIES                                    2002-4            2002-5           SUBSERIES 1        SUBSERIES 2          SUBSERIES 3
                                       ------------     --------------       ------------       ------------         ------------
Initial Investor Interest
    Class A....................        $750,000,000      $1,200,000,000      $500,000,000       $500,000,000         $500,000,000
    Class B....................        $ 39,474,000      $   63,158,000      $ 26,316,000       $ 26,316,000         $26, 316,000
Interest Rate
    Class A....................        LIBOR + 0.06%     LIBOR + 0.05%       LIBOR + 0.06%      LIBOR + 0.10%        LIBOR + 0.14%
    Class B....................        LIBOR + 0.35%     LIBOR + 0.35%       LIBOR + 0.36%          3.45%            LIBOR + 0.48%
Initial Credit Enhancement(1)
    Class A....................           12.50%             12.50%             12.50%             12.50%               12.50%
    Class B....................            7.50%             7.50%               7.50%              7.50%                7.50%
Closing Date...................      October 17, 2002  December 11, 2002   January 22, 2003   January 22, 2003     January 22, 2003
Expected Maturity Date
    Class A....................      October 17, 2005  November 15, 2004   October 17, 2005   October 16, 2006     October 15, 2007
    Class B....................     November 15, 2005  December 15, 2004  November 15, 2005  November 15, 2006    November 15, 2007
Type of Principal Payment(2)
    Class A....................           Bullet             Bullet             Bullet             Bullet               Bullet
    Class B....................           Bullet             Bullet             Bullet             Bullet               Bullet
Series Termination Date........       April 16, 2008      May 16, 2007      April 16, 2008     April 16, 2009       April 16, 2010


SERIES                                      2003-2
------                                   ------------
Initial Investor Interest
    Class A.......................       $500,000,000
    Class B.......................       $ 26,316,000
Interest Rate
    Class A.......................       LIBOR + 0.13%
    Class B.......................           3.85%
Initial Credit Enhancement(1)
    Class A.......................          12.50%
    Class B.......................           7.50%
Closing Date......................    February 18, 2003
Expected Maturity Date
    Class A.......................    February 15, 2008
    Class B.......................      March 17, 2008
Type of Principal Payment(2)
    Class A.......................          Bullet
    Class B.......................          Bullet
Series Termination Date...........      August 17, 2010